Exhibit 10.1

FLORIDA OFFICE LEASE

MIZNER OFFICE TOWER

THIS LEASE is made and entered into as of September 13, 2021 by and between CROCKER MIZNER PARK IV, LTD., a Florida limited partnership (the “Landlord”) and INmune Bio, Inc., a Nevada corporation (“Tenant”).

In consideration of the rents hereinafter reserved and the agreements hereinafter set forth, Landlord and Tenant mutually agree as follows:

1.	SUMMARY OF TERMS.

The following is a summary of the principal terms of the Lease. Any capitalized term set forth below shall, for the purposes of this Lease, have the meaning ascribed to it in this Section 1.

A.	Description of Building Project and Premises

(1) Building. The office building in which the Premises are located known as Mizner Park Office Tower, located at 225 N.E. Mizner Boulevard, Boca Raton, Florida 33432, and on a parcel of property legally described in Schedule “A-1” to this Lease.

(2) Building Project. The mixed use development known as Mizner Park and located in Boca Raton, Florida, and more particularly described in the legal description attached as Schedule A.

(3) Center: The retail and professional office center located in the Building Project and the parking areas and other improvements appurtenant to the Center located on Parcels I, II and III as described in Schedule A. The definition of Center does not include the building located at 200 Plaza Real, any of the residential units in the Building Project nor the parcel on which the Mizner Park Office Tower building is located.

(4) Premises: 5,165 square feet of rental area (“Rental Area”) located on the sixth (6th) floor, Suite 6640 of the Building as shown on Schedule A-2.

(5) Declaration: The Amended and Restated Mizner Park Declaration of Covenants, Restrictions, and Reciprocal Easements, dated March 29, 1990, as recorded in Official Records Book 6409, Page 1565, of the Public Records of Palm Beach County, Florida, as amended.

B.	Rent

1) Annual Basic Rent:

Rental Commencement	Date - 9/30/2022	$118,071.90 per year	($9,839.33 per month)
10/1/2022 -	9/30/2023	$180,878.30 per year	($15,073.19 per month)
10/1/2023 -	9/30/2024	$186,304.65 per year	($15,525.39 per month)
10/1/2024 -	9/30/2025	$191,893.79 per year	($15,991.15 per month)
10/1/2025 -	9/30/2026	$197,650.60 per year	($16,470.88 per month)
10/1/2026 -	Expiration Date	$203,580.12 per year	($16,965.01 per month)

The above Annual Basic Rent does not include any Florida sales tax required by law. Tenant, with each monthly installment of Annual Basic Rent, shall pay to Landlord the percentage of Florida sales tax required by law.

*Abatement: Notwithstanding anything to the contrary contained herein, Tenant shall not be liable for the payment of Annual Basic Rent (a) for the first two (2) months of the first Lease Year of the Term, and (b) for the first two (2) months of the second Lease Year of the Term (the “Rent Abatement Periods”), subject, however, to the provisions of Section 20.3 of this Lease. Notwithstanding the foregoing, Tenant shall be responsible for the Operating Expenses during the Rent Abatement Periods.

(2)	Advance Rent: Not Applicable

(3) Security Deposit: $98,832.27 payable by Tenant to Landlord simultaneously with the execution of this Lease, to be held in accordance with Section 6.4 of this Lease.

Notwithstanding anything to the contrary contained in this Lease, effective as of the 25th full calendar month following the Rental Commencement Date, provided Tenant is not in default under this Lease beyond any notice and cure periods, the Security Deposit as set forth above shall be reduced to $49,416.13. Within 30 days after Landlord’s receipt of written notice from Tenant, Landlord, shall either (i) credit Tenant’s monthly payments of Annual Basic Rent and additional rental otherwise due for the difference between the initial Security Deposit and the reduced amount of the Security Deposit or (ii) send Tenant a check in the amount equal to the difference between the initial Security Deposit and the reduced amount of the Security Deposit.

C. Estimated Operating Costs: As of the Lease Commencement Date, the estimated Operating Costs for calendar year 2021 are $79,592.65 ($15.41 per square foot).

D.	Term

(1) Term: Sixty-four (64) months following the Rental Commencement Date, subject to Section 4..

(2) Lease Commencement Date: The date of full execution of this Lease by Landlord and Tenant.

(3) Rental Commencement Date: The earlier of (a) October 1, 2021, or (b) ten (10) days after the date on which the Premises are Ready for Occupancy, as set forth in Section 4.2.

(4) Termination Date: The last day of the sixty-forth (64th) full calendar month following the Rental Commencement Date, subject to Section 4.

E.	Notice and Payment

(1)	Tenant Notice Address:

To the Premises

(2)	Landlord Notice Address:

Crocker Mizner Park IV, Ltd.

c/o Mizner Park Office Tower

350 Orleans St.

Suite 300

Chicago, IL 60654-1607

Attention: Law/Lease Administration Department

With copies to

Mizner Park Office Tower

327 Plaza Real, Suite 315

Boca Raton, Florida 33432

Attn: General Manager

(3)	Landlord Payment Address:

Crocker Downtown Development Associates SDS-12-2563

PO Box 86

Minneapolis, MN 55486-2563

F.	Brokers – paid pursuant to a separate agreement

Representing Landlord:

Cushman & Wakefield

Representing Tenant:

Tenant Regency Realty Services

2.	DEFINITIONS.

For purposes of this Lease, the Schedules attached and made a part hereof and all agreements supplemental to this Lease, the following terms shall have the respective meanings as set forth in the following Section, subsection, paragraph and Schedule references:

Reference
Additional Rent	6.3
Additional Tax	6.5
Advance Rent	1.B.
Alterations	15.1
Annual Basic Rent	1.B
Bankruptcy	19.1
Base Operating Cost	1.C.
Building	1.A
Building Project	1.A
Business Community	1.A
Casualty	17.1
Common Area	10.1
Declaration	1.A
Default Rate	6.4
Electric Current	12
Event of Default	20.1
Event of Tenant’s Bankruptcy	19.1
Fractional Share	7.1
Insolvency Laws	19.1
Landlord Notice Address	1.E
Landlord Payment Address	1.E
Lease Commencement Date	1.D
Mortgage	27
Mortgagee	27
Office Area	1.A
Operating Costs	7.1
Operating Year	7.1
Payment of Operating Costs	7.2
Premises	1.A
Building Project	1.A
Public Areas	Schedule C
Renewal Term	4.3
Rental Area	1.A
Rental Year	6.1
Rental Commencement Date	1.D
Rules and Regulations	9
Security Deposit	1.B
Services and Utilities	11
Taxes	7.1
Tenant Allowance	5.1
Tenant Improvements	5.1
Tenant Notice Address	1.E
Tenant’s Share of Operating Costs	7.2
Tenant’s Personal Property	15.3
Term	4.1
Termination Date	1.D
Transfer	25
Use	8.1

3.	LEASED PREMISES.

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises as shown on the plan attached hereto as Schedule A, together with the right to use, in common with others, the Common Area.

4.	TERM AND COMMENCEMENT OF TERM.

4.1. Term. This Lease shall be effective and binding on the parties as of the Lease Commencement Date. The term of this Lease (the “Term”) and Tenant’s obligation to pay rental hereunder shall commence on the Rental Commencement Date and, if necessary, the Termination Date shall be adjusted to effect the total number of years in the Term, as set forth in Section 1.D. plus the part of the month, if any, from the adjusted Rental Commencement Date to the first full month of the Term.

In the event the Premises are not Ready for Occupancy by the Rental Commencement Date, as initially set forth in Section 1(D)(3) above because of a delay caused by Tenant, then said Rental Commencement Date shall not be delayed and Tenant’s obligations shall commence as of said date, notwithstanding the status of construction.

The Term shall be for the period of time specified in subsection 1.D.(1) plus the part of the month, if any, from the Rental Commencement Date to the first day of the first full calendar month in the Term, unless earlier terminated pursuant to any other provision of this Lease or pursuant to law. At Landlord’s request, Tenant shall promptly enter into one or more supplementary written agreements, in such form as Landlord shall reasonably prescribe, specifying the Rental Commencement Date and the Termination Date.

4.2. Ready For Occupancy. For purposes hereof, the Premises shall be deemed conclusively ready for occupancy (“Ready for Occupancy”) upon the completion of the following conditions:

a. Landlord has substantially completed Landlord’s Work (as defined in Section 5.1), except for punch list items; and

b. Landlord shall have received any governmental approvals which are necessary in order for Tenant to occupy the Premises~~, unless Tenant’s acts or omissions have caused such approvals to be denied, in which case Tenant shall be deemed to have waived this condition 4.2.b~~.

4.3. Option to Renew. Provided Tenant is in possession of the Premises and is not in default of any term, covenant or condition of this Lease, Tenant shall have the option to renew the Term of this Lease for one (1) additional period of three (3) years (“Renewal Term”) to commence immediately upon the expiration of the initial Term.

Said Renewal Term shall be upon the same terms, covenants and conditions as contained in this Lease, except that (i) the Annual Basic Rent during the first year of said Renewal Term shall be at the rate of three percent (3%) over the Annual Basic Rent payable by Tenant in the final year of the initial Term, with 3% annual increase thereafter throughout the Renewal Term, (ii) there shall be no further option to renew except as specifically provided herein, (iii) there shall be no abatement of rent, and (iv) Landlord shall not be obligated to construct, pay for or grant an allowance with respect to tenant improvements unless otherwise specifically provided for in this Lease.

In order to exercise the option granted herein, Tenant shall notify Landlord, in writing, no earlier than eighteen (18) months nor later than twelve (12) months prior to the expiration of the initial Term that it is considering exercising its option to renew the Term.

The option shall be void if, at the time of exercise of such option, Tenant is not in possession of the Premises or if there is an Event of Default under this Lease or if Tenant fails to deliver the requisite notice thereof within the time period specified above. The option granted herein shall not be severed from this Lease, separately sold, assigned or transferred.

5.	TENANT IMPROVEMENTS AND ACCEPTANCE OF PREMISES.

5.1. Tenant Improvements. Prior to the Rental Commencement Date, subject to Unavoidable Delays as defined below, Landlord shall make the following improvements to the Premises (“Tenant Improvements”) in accordance with mutually approved plans and specifications prepared by Landlord (“Plans and Specifications”): (a) install two (2) offices per plan and building standards; (b) new paint per building standards; (c) install new carpet per building standards; and (d) remove three (3) glass doors in hallway (collectively, the “Landlord’s Work”) . All materials shall be building-standard materials unless otherwise specified in the Plans and Specifications. Except as otherwise specifically provided in this Lease, Landlord shall not be responsible for performing or paying for the moving or installation of telephone and computer systems, wiring or cabling, or the acquisition, moving or installation of Tenant’s furnishings, fixtures and equipment in the Premises. “Unavoidable Delays” shall mean delays caused by labor disputes, acts of God, strikes, civil commotion, riot, war, governmental regulations or controls, adverse weather conditions, material shortages, or any other circumstances beyond the reasonable control of Landlord.

Any other initial improvements to the Premises not shown on the Plans and Specifications are subject to Landlord’s prior written approval and such improvements shall be performed by Landlord, and the cost thereof shall be paid by Tenant to Landlord within thirty (30) days following receipt of an invoice for same from Landlord. ~~Any amounts payable by Tenant hereunder shall include Landlord’s standard construction management fee computed on the total cost of construction, including but not limited to the cost of developing, preparing and modifying construction drawings.~~

5.2. Acceptance of Premises. Prior to occupancy, Landlord and Tenant shall conduct a joint inspection of the Premises during which they shall develop a mutually agreeable punchlist of items to be completed by Landlord. Tenant’s occupancy of the Premises shall be deemed to constitute acceptance of the Premises and acknowledgment by Tenant that Landlord has fully complied with its obligations hereunder to construct and deliver the Premises to Tenant, except for the punchlist items, which shall be completed by Landlord within a reasonable time thereafter. Landlord shall have the right to enter the Premises to complete or repair any such punchlist items and entry by Landlord, its agents, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent or relieve Tenant of any of its obligations under this Lease, or impose any liability upon Landlord or its agents, employees or contractors.

6.	RENT.

6.1. Annual Basic Rent. Tenant shall pay to Landlord during each Rental Year of the Term fixed rent equal to the Annual Basic Rent as set forth in Section 1.B.(1). Annual Basic Rent shall be payable in advance on the first day of each month of the Term in equal monthly installments, without notice, demand, abatement (except as otherwise specifically provided in this Lease), deduction or set-off. If the Term of this Lease shall commence on a day other than the first day of a month, the first payment shall include any prorated Annual Basic Rent for the period from the Rental Commencement Date to the first day of the first full calendar month of the Term.

“Rental Year” shall mean each successive twelve (12) calendar month period occurring during the Term of this Lease, or portion of such a period, with the first Rental Year commencing as of the Rental Commencement Date and ending on the last day of the twelfth full calendar month thereafter and the last Rental Year ending on the Termination Date. For any Rental Year of less or more than twelve full months, Annual Basic Rent shall be adjusted accordingly. All Annual Basic Rent and Additional Rent shall be paid to Landlord at the Landlord Payment Address.

6.2.	Intentionally omitted.

6.3. Additional Rent. Tenant shall pay to Landlord as additional rent (“Additional Rent”) all other sums of money which shall become due and payable hereunder. Unless a date for payment is otherwise specified herein, all Additional Rent shall be due and payable within thirty (30) days of invoicing by Landlord.

6.4	~~Advance Rent;~~ Security.

A. ~~Advance Rent. Tenant shall, upon execution of this Lease, pay to Landlord an amount equal to the Advance Rent which shall be held by Landlord as security for the performance by Tenant of all of its obligations occurring prior to the Rental Commencement Date. If Tenant shall default in the performance of such obligations, Landlord may retain the Advance Rent as an offset against any damages thereby incurred by Landlord provided that the retention of such Advance Rent shall not preclude Landlord from pursuing any other remedy which it might have against Tenant. If no default shall occur by Tenant then the Advance Rent shall be applied against the installment of Annual Basic Rent payable for the month identified in subsection 1.B.(3).~~

B. Security. Tenant shall, upon execution of this Lease, deposit with Landlord the cash Security Deposit to assure Tenant’s performance of all terms, provisions and conditions of this Lease. Landlord shall have the right, but not the obligation, at any time, to apply the Security Deposit to cure any breach by Tenant under this Lease and, in that event, Tenant shall immediately pay Landlord any amount necessary to restore the Security Deposit to its original amount. To the extent permitted by law, Landlord shall be entitled to the full use of the Security Deposit and shall not be required either to keep the cash Security Deposit in a separate account or to pay interest on account thereof. Any portion of the Security Deposit which is not utilized by Landlord for any purpose permitted under this Lease shall be returned to Tenant within ~~sixty (60)~~ thirty (30) days after the end of the Term provided Tenant has performed all of the obligations imposed upon Tenant pursuant to this Lease.

6.5. Late Charge. If Tenant fails to make any payment of Annual Basic Rent, Additional Rent, or other sums required to be paid hereunder on or before the date when payment is due and such payment is not made within five (5) days after notice from Landlord of such nonpayment, Tenant shall pay to Landlord, as Additional Rent, a late charge to cover extra administrative costs and loss of use of funds equal to (a) six percent (6%) of the amount due for the first month or portion thereof that such amount is past due plus (b) interest on the amount remaining unpaid thereafter at the rate of ~~twenty-four percent (24%)~~ ten percent (10%) per annum; provided, however, that should such late charge at any time violate any applicable law, the late charge shall be reduced to the highest rate permitted by law (the foregoing rate being herein referred to as the “Default Rate”). Landlord’s acceptance of any rent after it has become due and payable shall not excuse any delays with respect to future rental payments or constitute a waiver of any of Landlord’s rights under this Lease.

6.6. Additional Tax. Tenants shall pay to Landlord, with each payment of Annual Basic Rent, the Florida sales tax on such Rent. Tenant shall also pay to the appropriate authority or agency, prior to the time the same shall become delinquent or payable with penalty, any excise and other tax (excluding, however, Landlord’s income taxes) levied, imposed or assessed by the State of Florida or any political subdivision thereof or other taxing authority upon any rent payable hereunder plus all taxes imposed on its inventory, furniture, trade fixtures, apparatus, equipment, leasehold improvements installed by Tenant or by Landlord on behalf of Tenant (except to the extent such leasehold improvements shall be covered by Taxes referred to in Section 7.1.c.xiv), and any other property of Tenant. Landlord may require that Tenant’s leasehold improvements be separately assessed by the taxing authority.

6.7. REIT Status. It is intended that all Rent payable to Landlord under this Lease shall qualify as “rent from real property” within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of the U.S. Treasury Regulations promulgated thereunder (the “Regulations”). Should the Code or the Regulations, or interpretations of either by the Internal Revenue Service in revenue rulings or other similar public pronouncements, be changed so that any Rent under this Lease no longer qualifies as “rent from real property” for purposes of Section 856(d) of the Code and Regulations, or any successor provision, that rent shall be adjusted in any manner the Landlord may require so that it will so qualify. Any adjustments required under this section shall be made so as to produce the equivalent (in economic terms) rent as payable before the adjustment and if the Rent cannot be adjusted as described above, and results in an adverse effect upon the Landlord or its mortgagee, then the Landlord shall have the option to terminate this Lease upon 90 days’ notice to Tenant. If this notice shall be given, then the Lease shall terminate on the ninetieth day after the date of the notice, with the same force and effect as if that dates had been the expiration date specified in this Lease. The parties shall execute any further instrument as may be reasonably required by Landlord in order to give effect to these provisions.

7.	OPERATING COSTS.

7.1.	Definitions. For purposes of this Lease, the following definitions shall apply:

a. “Operating Year” means each respective calendar year or part thereof during the Term of this Lease or any renewal thereof, or at the option of Landlord, any other twelve-month period or part thereof designated by Landlord during the Term of this Lease or any renewal thereof.

b. “Operating Costs” means all expenses and costs (but not specific costs which are allocated or separately billed to and paid by specific tenants) of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with owning, operating, managing, painting, repairing, insuring and cleaning the Building Project, including, but not limited to, the following:

(i) cost of all supplies and materials used, and labor charges incurred, in the operation, maintenance, decoration, repairing, and cleaning of the Building Project (by contract or otherwise), including janitorial service and window washing (interior and exterior) for all rental area leased to tenants;

(ii) cost of all equipment purchased or rented which is utilized in the performance of Landlord’s obligations hereunder, and the cost of maintenance and operation of any such equipment;

(iii) cost of all maintenance and service agreements for the Building Project and the equipment therein, including, without limitation, alarm service, security service, window cleaning, elevator and escalation maintenance and reasonable operating reserves;

(iv) accounting costs, including the cost of audits by certified public accountants, outside legal and engineering fees and expenses incurred in connection with the operation and management of the Building Project;

(v) wages, salaries, disability benefits, pensions, profit sharing, retirement plans and other benefits respecting employees of Landlord, and related expenses including the costs of all agents or employees engaged in the operation, maintenance, security and management of the Building Project (up to and including the building manager), including a pro rata share only of the wages and benefits of employees who are employed at more than one building which pro rata share shall be determined by Landlord, uniforms and working clothes for employees and the cleaning of them, expenses imposed on the Landlord under any law or any collective bargaining agreement concerning Landlord’s employees, payroll, social security, unemployment and other similar taxes relating to employees. Landlord may contract for the performance of some or all of the management and maintenance functions generally described in this subsection with any persons or entities whom Landlord shall deem appropriate, including persons or entities who are affiliated with Landlord;

(vi) cost of repairs, replacements and general maintenance to the Building Project, including without limitation the mechanical, electrical and heating, ventilating and air-conditioning equipment and/or systems (excluding alterations attributable solely to tenants, capital improvements unless they are included under (x) hereinbelow, and repairs and general maintenance paid by proceeds of insurance or by tenants or other third parties);

(vii) any and all Common Area maintenance, repair or redecoration (including repainting) and exterior and interior landscaping (including fertilization and irrigation supply), parking area maintenance and supply (including repairs to and periodic resurfacing and restriping of the parking areas) and maintenance of fountains;

(viii) cost of pest control, removal of trash, rubbish, garbage and other refuse from the Building Project (including dumpster rental) and porter and matron service;

(ix) all charges for lighting (including illumination and maintenance of Building Project signs, whether located on or off the Building Project site), electricity, gas, steam and any other fuel, water, sewerage service, heating, ventilation and air-conditioning and other utilities furnished to the Building Project and not separately billed to or reimbursed by any tenant of the Building Project (including legal, architectural and engineering fees incurred in connection therewith);

(x) amortization of capital improvements made to the Building after the year of substantial completion of the Building, which improvements were undertaken by Landlord with the reasonable expectation that the same would result in more efficient operation of the Building or are made by Landlord pursuant to any governmental law, regulation or action not applicable to the Building at commencement of construction of the Building; provided that the cost of each such capital improvement, together with any financing charges incurred in connection therewith, shall be amortized over the useful life thereof and only that portion attributable to each Operating Year shall be included herein for such Operating Year (for Common Area cost items classified as either deferred maintenance or property, which are required to be amortized or depreciated based upon generally accepted accounting principles, the amortization or depreciation of such costs in excess of $50,000 shall be done over a period not to exceed two (2) years);

(ixi) on-site management office and a management fee for the operation and management of the Building Project;

(xi) costs and expenses incurred in order to comply with covenants and conditions contained in liens, encumbrances and other matters of public record affecting the Building Project;

(xii) cost of all insurance coverage for the Building Project from time to time maintained by Landlord, including but not limited to the costs of premiums for insurance with respect to personal injury, bodily injury, including death, property damage, flood insurance (if applicable), business interruption, workmen’s compensation insurance, hospitalization and group insurance covering personnel and such other insurance as Landlord shall deem necessary, which insurance Landlord may maintain under policies covering other properties owned by Landlord in which event the premium shall be reasonably allocated; and

(xiv) all real estate taxes, assessments (special or otherwise), levies, ad valorem charges, benefit charges, water and sewer rents, rates and charges, privilege permits, personal property taxes, transit taxes, taxes or charges on vaults or vault spaces (unless the tax or charge is payable by a tenant directly), and any other governmental liens, impositions or charges of a similar or dissimilar nature, and any payments in lieu of such charges, regardless of whether any such items shall be extraordinary or ordinary, general or special, foreseen or unforeseen, levied, assessed, or imposed on or with respect to all or any part of the Building Project or upon the rent due and payable hereunder by any governmental authority (all of the aforesaid being hereinafter referred to as “Taxes”); provided, however, that if at any time during the Term or any extension thereof the method of taxation prevailing at the commencement of the Term shall be altered or eliminated so as to cause the whole or any part of the above items which would otherwise be included in Taxes to be replaced by a levy, assessment or imposition, which is (A) a tax assessment, levy, imposition or charge based on the rents received from the Building Project whether or not wholly or partially a capital levy or otherwise, or (B) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any portion of the Building Project and imposed on Landlord, or (C) a license fee measured by the rent payable by Tenant to Landlord, or (D) any other tax, levy, imposition, charge or license fee, however described or imposed, then such levy, assessment or imposition shall be included in Taxes; provided, however, the following taxes shall be excluded from Taxes (unless they are in lieu of or in substitution for any of the above items which would otherwise be included in Taxes): succession, excise, income, gross receipts, profits or franchise taxes, or similar tax assessed on or relating to the income of Landlord; and any capital levy, estate, gift, inheritance, transfer, or similar tax assessed by reason of any inheritance, devise, gift or transfer of any estate in the Building Project by Landlord. The real property upon which the Building Project is constructed is ground leased by Landlord and affiliates of Landlord from the Boca Raton Community Redevelopment Agency, a governmental subdivision of the State of Florida. Pursuant to Section 199.023 (1) (d), Florida Statutes, the leasehold interest of Landlord and its affiliates in the real property covered by the ground leases may be subject to a tax as intangible personal property.

In addition, the ground leases provide that if the real property upon which the Building Project is constructed is exempted from the payment of Taxes as a result of being owned by a governmental agency, Landlord and its affiliates are required to pay to the Boca Raton Community Redevelopment Agency each year in lieu of real estate taxes an amount equal to the amount of Taxes that would be payable if the real property were not exempt. Therefore, “Taxes” shall also include any intangible personal property taxes imposed under Section 199.023 (1) (d), Florida Statutes and any rent payable by Landlord to the Boca Raton Community Redevelopment Agency in lieu of real property taxes. Landlord reserves the right to increase the allocation of real estate taxes to Tenant to reflect the value of all Tenant Improvements and Alterations relative to the value of the leasehold improvements of all tenants in the Building.

Any of the foregoing costs which under generally accepted accounting principles would be considered capital expenditures shall be amortized in accordance with generally accepted accounting principles.

Notwithstanding the above, Operating Costs shall not include (a) payments of principal and interest on any mortgages, deeds of trust or other financing instruments relating to the financing of the Building Project, (b) leasing commissions or brokerage fees, and (c) costs associated with preparing, improving or altering for space for any leasing or releasing of any space within the Building.

For any Operating Year during which less than ninety-five percent (95%) of the Rental Area of the Building is occupied, the calculation of that portion of Operating Costs which vary with occupancy shall be adjusted to equal the Operating Costs which Landlord’s Building Project would have been incurred had the Building been ninety-five percent occupied during such Operating Year.

d. “Fractional Share” shall mean a fraction, the numerator of which is the Rental Area of the Premises (as defined in Section 1.A.(4) hereof) and the denominator of which is the total rental area of the Building Project as determined by Landlord from time to time.

7.2. Payment of Operating Cost. Tenant shall pay to Landlord as additional rent, in the manner hereinafter provided, its Fractional Share of the following:

(i) that portion of the Operating Costs which have been allocated to the Building by Landlord; and

(ii) costs which by their nature arise exclusively out of or apply or relate exclusively to the Building and which costs would fall within the definition of Operating Costs had they arisen out of or applied or related to the Building Project as a whole.

(iii) Landlord will make the allocations of Operating Costs to the Building in good faith. However, Tenant specifically acknowledges that the making of allocations requires the exercise of judgment which could be subject to differing opinions. Landlord’s allocations will be upheld unless the Tenant can prove that the allocations have been made in bad faith or by mistake and are arbitrary and discriminatory as to Tenant.

Tenant’s share of Operating Costs shall be computed by multiplying the Operating Costs for the Operating Year by Tenant’s Fractional Share (“Tenant’s Share of Operating Costs”); provided, however, that for the Operating Years during which the Term begins and ends, Tenant’s Share of Operating Costs shall be prorated based upon the actual number of days Tenant occupied, or could have occupied, the Premises during each such Operating Year.

Tenant’s share of Operating Costs shall be paid, in advance, without notice, demand, abatement (except as otherwise specifically provided in this Lease), deduction or set-off, on the first day of each calendar month during the Term, said monthly amounts to be determined on the basis of estimates prepared by Landlord on an annual basis and delivered to Tenant prior to the commencement of each Operating Year. If, however, Landlord fails to furnish any such estimate prior to the commencement of an Operating Year, then (a) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this subsection 7.2 in respect of the last month of the preceding Operating Year; (b) promptly after such estimate is furnished to Tenant, Landlord shall give notice to Tenant whether the installments of Tenant’s Share of Operating Costs paid by Tenant for the current Operating Year have resulted in a deficiency or overpayment compared to payments which would have been paid under such estimate, and Tenant, within ten (10) days after receipt of such estimate, shall pay any deficiency to Landlord and any overpayment shall be credited against future payments required by Tenant under such estimate; and (c) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout the remainder of the Operating Year, Tenant shall pay to Landlord the monthly payment shown on such estimate. Landlord may at any time or from time to time furnish to Tenant a revised estimate of Tenant’s Share of Operating Costs for such Operating Year, and in such case, Tenant’s monthly payments shall be adjusted and paid or credited, as the case may be, substantially in the same manner as provided in the preceding sentence.

After the end of each Operating Year, Landlord shall determine actual Operating Costs for such Operating Year and shall provide to Tenant an “Operating Costs Statement” setting forth the actual Tenant’s Share of Operating Costs for such Operating Year. Within thirty (30) days after delivery of the Operating Costs Statement, Tenant shall pay Landlord any deficiency between the amount shown as Tenant’s Share of Operating Costs in the Operating Costs Statement and the total of the estimated payments made by Tenant during the Operating Year. In the event of overpayment, such amount shall be credited against future payments required on account of Tenant’s Share of Operating Costs, or if the Term has expired, Landlord shall refund to Tenant the amount of any overpayment.

Each Operating Costs Statement provided by Landlord shall be conclusive and binding upon Tenant unless within thirty (30) days after receipt thereof, Tenant notifies Landlord that it disputes the correctness thereof, specifying those respects in which it claims the Operating Costs Statement to be incorrect. Unless resolved by the parties, such dispute shall be determined by arbitration in accordance with the then prevailing rules of the American Arbitration Association. If the arbitration proceedings result in a determination that the Operating Costs Statement contained an aggregate discrepancy of less than five percent (5%), Tenant shall bear all costs in connection with such arbitration. Pending determination of the dispute, Tenant shall pay any amounts due from Tenant in accordance with the Operating Costs Statement, but such payment shall be without prejudice to Tenant’s claims. Tenant, for a period of thirty (30) days after delivery of the Operating Costs Statement in each Operating Year and upon at least ten (10) days written notice to Landlord, shall have reasonable access during normal business hours to the books and records of Landlord relating to Operating Costs for the purpose of verifying the Operating Costs Statement, Tenant to bear all costs relating to such inspection. Tenant shall reimburse Landlord for any cost for photocopying that it desires.

8.	USE, CARE AND REPAIR OF PREMISES BY TENANT.

8.1. Permitted Uses. Tenant shall use and occupy the Premises solely for general office purposes in accordance with applicable zoning regulations and for no other purpose. Tenant shall not do anything or permit anything to be done in or on the Premises, or bring or keep anything therein which will, in any way, obstruct, injure, annoy or interfere with the rights of Landlord or other tenants, or subject Landlord to any liability for injury to persons or damage to property, or interfere with the good order of the Building or the Building Project, or conflict with the laws, rules or regulations of any Federal, state, city or local authority.

8.2. Care of Premises. Tenant shall, at its sole expense, keep the Premises and the improvements and appurtenances therein in good order and condition consistent with the operation of a first-class office building, and at the expiration of the Term, or at the sooner termination of this Lease as herein provided, deliver up the same broom clean and in as good order and condition as at the beginning of the Term, ordinary wear and tear and damage by fire or other casualty excepted. Tenant, at its sole expense, shall promptly replace damaged or broken doors and glass in and about the interior of the Premises and shall be responsible for the repair and maintenance of all special or custom Tenant Improvements and Alterations, including, without limitation, the repair and replacement of appliances and equipment installed specifically for Tenant such as refrigerators, disposals, computer room air conditioning, sinks and special plumbing, special light fixtures and bulbs for those fixtures, non-standard outlets and plug-in strips, and special cabinetry. Consistent with the provisions of Section 22, Tenant shall pay for all property damage sustained by other tenants or occupants of the Building, due to any waste, misuse or neglect by Tenant of the Premises and any fixtures and appurtenances related thereto or due to any breach of this Lease by Tenant, its employees, agents, representatives or invitees.

8.3. Future Access. If at any time during the Term the Building Project has any type of card access system for the parking areas or the Building, Tenant shall purchase access cards for all occupants of the Premises from Landlord at a building standard charge and shall comply with building standard terms and rules relating to access to the parking areas and the Building.

8.4.	Hazardous Materials.

(a)	“Hazardous Material(s)” means any substance that, by itself or in combination with other materials, is either (i) potentially injurious to public health, safety, or the environment; or (ii) now or in the future regulated by any federal, state, or local governmental authority as potentially injurious to public health, safety, or the environment.

(b)	With the exception of minor amounts of Hazardous Materials customarily and lawfully used in conjunction with the Permitted Use, Tenant, its employees, contractors, agents, and any party acting on behalf of Tenant, shall not store, use, treat, generate, or dispose of Hazardous Materials at the Building Project.

(c)	Tenant, its employees, contractors, agents, and any party acting on behalf of Tenant shall comply, and shall keep the Premises in compliance, with all laws and regulations relating to Hazardous Materials (“Environmental Laws”); and in addition Tenant shall:

(i)	Promptly provide Landlord with copies of any document, correspondence, report or communication, written or oral, relating to Hazardous Materials at or affecting the Building Project (x) to or from any regulatory body, or (y) stating a basis for any potential liability or responsibility of Tenant, Landlord, or the Building Project; including all such documents, correspondence, reports or communications prepared by or on behalf of Tenant. In addition to the above, at Landlord’s request, Tenant shall provide copies of any and all records and communications whatsoever relating to Hazardous Materials at or affecting the Building Project.

(ii)	Immediately notify Landlord in the event of a suspected or confirmed release of a Hazardous Material or violation of Environmental Laws at or affecting the Building Project and caused by or related to the operations of Tenant, its employees, contractors, agents, or any party acting on behalf of Tenant and, at Landlord’s sole option, either promptly remediate or correct such release or violation to Landlord’s satisfaction or reimburse Landlord’s cost of remediation (including reasonable attorneys’ and consultants’ fees); and compensate Landlord and/or third parties for all resultant damage.

(iii)	Permit Landlord reasonable access to the Premises for the purpose of conducting an environmental audit or testing, the cost of which shall be borne by Landlord unless the results indicate activity prohibited by Environmental Laws or hereunder.

(iv)	Upon expiration or other termination of this Lease, remove all Hazardous Materials from the Premises, and at Landlord’s option cause to be performed and provided to Landlord an environmental audit of the Premises, using a consultant reasonably acceptable to Landlord, and correct, at its expense, any deficiencies noted by the audit.

(d)	Landlord shall comply with all Environmental Laws regarding its storage, use, treatment, generation, and disposal of Hazardous Materials, and, if required by law, shall promptly remediate any release of Hazardous Materials or correct any violation of Environmental Laws at or affecting the Building Project and resulting from such storage, use, treatment, generation or release.

(e)	This Section 8.4 shall survive the expiration or other termination of this Lease.

8.5. Compliance with Laws. Tenant, at its sole cost and expense, shall conform to and comply with and shall cause the Premises to conform to and comply with all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, and ordinances applicable to Tenant or resulting from Tenant’s use or occupancy of the Premises or the Building Project or any part thereof.

9.	RULES AND REGULATIONS.

Tenant and its agents and invitees shall abide by and observe the rules and regulations attached hereto as Schedule C for the operation and maintenance of the Building or any new rules and regulations which may from time to time be issued by Landlord (“Rules and Regulations”), provided that any new rules or regulations are not inconsistent with the provisions of this Lease. Nothing in this Lease shall be interpreted to impose upon Landlord any duty or obligation to enforce any such rules and regulations against any other tenant in the Building, and Landlord shall not be liable to Tenant for any violation of these rules and regulations by any other tenant or its agents or invitees.

10.	COMMON AREA.

10.1. Definition of Common Area. As used herein, “Common Area” means those areas and facilities which may be furnished by Landlord on or near the Building Project, as designated by Landlord from time to time, intended for the general common use and benefit of all tenants of the Center and their agents, representatives, licensees, employees and invitees, including, without limitation, any and all stairs, landings, delivery facilities, walkways, common corridors, Landscaped and planted areas, parking facilities, stairways, malls, waiting areas, public restrooms, landings, roofs, utility and mechanical rooms and equipment, service closets, elevators and escalators, lobbies, access roads, pedestrian walkways, plazas and landscaped areas.

10.2. Use of Common Area. Tenant shall have the non-exclusive right to use the Common Area in common with Landlord, other tenants in the Building Project, and others entitled to the use thereof, subject to such reasonable rules and regulations governing the use of the Common Area as Landlord may from time to time prescribe and subject to such easements therein as Landlord may from time to time grant to others. Tenant shall not obstruct in any way any portion of the Common Area or in any way interfere with the rights of other persons entitled to use the Common Area and shall not, without the prior written consent of Landlord, use the Common Area in any manner, directly or indirectly, for the location or display of any merchandise or property belonging to Tenant or for the location of signs relating to Tenant’s operations in the Premises. The Common Area shall at all times be subject to the exclusive control and management of Landlord.

10.3. Alterations to the Common Area. Landlord reserves the right at any time and from time to time (i) to change or alter the location, layout, nature or arrangement of the Common Area or any portion thereof, including but not limited to the arrangement and/or location of entrances, passageways, doors, corridors, stairs, lavatories, elevators, parking areas, and other public areas of the building, and (ii) to construct additional improvements on the Building Project and make alterations thereof or additions thereto and build additional stories on or in any such buildings or build adjoining same; provided, however, that no such change or alteration shall deprive Tenant of access to the Premises or reduce the Rental Area of the Premises, unless such reduction is required by Federal, State or local laws or regulations, in which event, a reduction in the Premises shall be permitted with a commensurate reduction in rent. Landlord shall have the right to close temporarily all or any portion of the Common Area to such extent as may, in the reasonable opinion of Landlord, be necessary to prevent a dedication thereof to the public, provided that Tenant is not thereby denied access to the Premises, or for repairs, replacements or maintenance to the Common Area, provided such repairs, replacements or maintenance are performed expeditiously and in such a manner as not to deprive Tenant of access to the Premises.

10.4. Maintenance. Landlord covenants to keep, maintain, manage and operate the Common Area in a manner consistent with the operation of a first class office building and to keep the sidewalks and driveways, if any, constituting a portion of the Common Area clean and reasonably clear of snow and ice. Landlord reserves the right of access to the Common Area through the Premises for the purposes of operation, decoration, cleaning, maintenance, safety, security and repairs.

11.	SERVICES AND UTILITIES.

So long as Tenant is not in an Event of Default under this Lease, Landlord shall provide the following facilities and services to Tenant, the cost of such facilities and services to be included in Landlord’s Operating Costs (except as otherwise provided herein):

a. At least one elevator (if the building contains an elevator) subject to call at all times, including Sundays and holidays.

b. During “normal business hours” as hereinafter defined, central heating and air conditioning during the seasons of the year when these services are normally and usually furnished, and within the temperature ranges and in such amounts normally or usually furnished in comparable office buildings in the immediate vicinity. For the purposes of this paragraph b, the term “normal business hours” shall mean the periods from 8:00 a.m. until 6:00 p.m. on business days and from 8:00 a.m. until 12:00 p.m. on Saturdays. Landlord shall provide the aforesaid services at other times, at Tenant’s expense, provided Tenant gives Landlord notice by 1:00 p.m. on weekdays for after-hour service on the next weekday, by 1:00 p.m. the day before a holiday for service on a holiday, and by 1:00 p.m. on Friday for after-hour service on Saturday or service on Sunday. Such after-hour, holiday or special weekend service shall be charged to Tenant at rates to be calculated by Landlord based on Landlord’s costs, which rates shall be given to Tenant on request. Landlord reserves the right to adjust, from time to time, the rate at which such services shall be provided corresponding to adjustments in Landlord’s costs. Tenant shall pay for such service, as Additional Rent, promptly upon receipt of an invoice with respect thereto.

c. Cleaning in Landlord’s standard manner.

d. Tenant shall provide replacement bulbs and Landlord will install at the current labor rate with a minimum of one hour per call.

e. Rest room facilities and necessary lavatory supplies, including cold running water at the points of supply, as provided for general use of all tenants in the Building and routine maintenance, painting, and electric lighting service for all public areas of the Building Project in such manner as Landlord deems reasonable.

Any failure by Landlord to furnish the foregoing services, resulting from circumstances beyond Landlord’s reasonable control or from interruption of such services due to repairs or maintenance, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent hereunder, nor relieve Tenant from any of its obligations hereunder. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service for the Premises or the Building, Landlord and Tenant shall comply with such requirements, whether or not the utilities and services referred to in this Section 11 are thereby reduced or otherwise affected, without any liability on the part of Landlord to Tenant or any other person or any reduction or adjustment in rent payable hereunder. Landlord and its agents shall be permitted reasonable access to the Premises for the purpose of installing and servicing systems within the Premises deemed necessary by Landlord to provide the services and utilities referred to in this Section 11 to Tenant and other tenants in the Building.

Landlord reserves the right to charge Tenant the reasonable cost, based on usage, of the removal of all trash and the reasonable cost of water/sewerage or electric service to the extent Tenant’s trash disposal, water/sewerage and/or electrical usage exceeds, in Landlord’s reasonable opinion, normal usage for an office tenant.

12.	ELECTRIC CURRENT.

Landlord shall be under no obligation to furnish electrical energy to Tenant in amounts greater than needed for lighting and normal and customary items of equipment for general office purposes, and Tenant shall not install or use on the Premises any electrical equipment, appliance or machine which shall require amounts of electrical energy exceeding the standard wattage provided for the Building, unless the installation and use of such additional electrical equipment, appliance, or machine has been approved by Landlord pursuant to terms and conditions set forth in a separate agreement, which approval may be conditioned upon the payment by Tenant, as Additional Rent, of the cost of the additional electrical energy and modifications to the Building’s electrical system required for the operation of such electrical equipment, appliance, or machine.

13.	LOSS, DAMAGE AND INJURY.

To the maximum extent permitted by law, Tenant shall occupy and use the Premises, the Building and the Common Area at Tenant’s own risk. Consistent with the provisions of subsection 16.4, Tenant’s Personal Property and personal items of those claiming by, through or under Tenant, located in or on the Premises or the Building shall be and remain at the sole risk of Tenant or such other person.

No representation, guaranty, assurance, or warranty is made or given by Landlord that the communications or security systems, devices or procedures used, if any, will be effective to prevent injury to Tenant or any other person or damage to, or loss (by theft or otherwise) of any of Tenant’s Personal Property or of the property of any other person, and Landlord reserves the right to discontinue or modify at any time such communications or security systems, devices, or procedures without liability to Tenant.

14.	REPAIRS BY LANDLORD.

Landlord shall repair and maintain in good order and condition, ordinary wear and tear excepted, the Common Areas, the roof of the Building, the outside walls of the Building, the exterior windows of the Building, the structural portions of the Building, the elevators, and the electrical, plumbing, mechanical, fire protection, and HVAC systems servicing the Building. Additionally, Landlord shall replace the building standard fluorescent light tubes in the Premises. All costs associated with the repair and maintenance obligations of Landlord under this Section shall be included in and constitute Operating Costs, except for the cost of (a) repairs required to be made by Tenant pursuant to Section 8 and (b) repairs caused by the willful misconduct of Tenant, its agents, employees, invitees and guests, which repairs shall be made by Landlord at the cost of Tenant, and for which Tenant shall pay promptly, as Additional Rent, upon receipt of an invoice setting forth the cost of such repairs. There shall be no abatement in rents due and payable hereunder and no liability on the part of Landlord by reason of any inconvenience or annoyance arising from Landlord’s making repairs, additions or improvements to the Building in accordance with its obligations hereunder; provided, however, Landlord shall use all commercially reasonable efforts to minimize any disruption to Tenant’s business due to such repairs, additions, improvements.

15.	ALTERATIONS, TITLE AND PERSONAL PROPERTY.

15.1. Alterations. Tenant shall in no event make or permit to be made any alteration, modification, substitution or other change of any nature to the mechanical, electrical, plumbing, HVAC, and sprinkler systems within or serving the Premises. After completion of Tenant’s Improvements within the Premises, Tenant shall not make or permit any other improvements, alterations, fixed decorations, substitutions or modifications, structural or otherwise, to the Premises or the Building (“Alterations”) without the prior written approval of Landlord. Landlord’s approval shall include the conditions under which acceptable Alterations may be made. Alterations shall include, but not be limited to, the installation or modification of carpeting, walls, partitions, counters, doors, shelves, lighting fixtures, hardware, locks, ceiling, window and wall coverings; but shall not include the initial Tenant’s Improvements placed within the Premises pursuant to subsection 5.1. All Alterations shall be based on complete plans and specifications prepared and submitted by Tenant to Landlord for approval, except in the instance of cosmetic changes, such as painting and carpeting, in which case Tenant shall provide Landlord with samples showing colors, styles, etc. All Alterations shall be made by Landlord at Tenant’s sole cost, payable by Tenant, as Additional Rent, within thirty (30) days after receipt of an invoice for same from Landlord, which cost shall include Landlord’s standard construction management fee.

Tenant shall be responsible for the cost of any additional improvements within the Premises or the Common Area required by The Americans with Disabilities Act of 1990 as a result of Tenant’s Alterations.

If Tenant makes any Alterations without the prior consent of Landlord, then, in addition to Landlord’s other remedies, Landlord may correct or remove such Alterations and Tenant shall pay the cost thereof, as Additional Rent, on demand.

15.2. Title. The Tenant Improvements, all Alterations and all equipment, machinery, furniture, furnishings, and other property or improvements installed or located in the Premises by or on behalf of Landlord or Tenant, other than Tenant’s Personal Property, (a) shall immediately become the property of Landlord and (b) shall remain upon and be surrendered to Landlord with the Premises as a part thereof at the end of the Term. Notwithstanding the foregoing, Landlord may, upon notice to Tenant at the time Alterations are made, elect that any Alterations be removed at the end of the Term, and thereupon, Landlord shall at Tenant’s sole expense, cause such Alterations to be removed and restore the Premises to its condition prior to the making of such Alterations, reasonable wear and tear excepted. Tenant shall promptly reimburse Landlord, as Additional Rent, for the cost of such work, which reimbursement obligation shall survive termination of the Lease.

15.3. Tenant’s Personal Property. “Tenant’s Personal Property” means all equipment, machinery, furniture, furnishings and/or other property now or hereafter installed or placed in or on the Premises by and at the sole expense of Tenant with respect to which Tenant has not been granted any credit or allowance by Landlord and which (a) is not used, or was not procured for use, in connection with the operation, maintenance or protection of the Premises or the Building; (b) is removable without damage to the Premises or the Building; and (c) is not a replacement of any property of Landlord, whether such replacement is made at Tenant’s expense or otherwise. Notwithstanding any other provision of this Lease, Tenant’s Personal Property shall not include any Alterations or any improvements or other property installed or placed in or on the Premises as part of Tenant’s Improvements, whether or not installed at Tenant’s expense. Tenant shall promptly pay all personal property taxes on Tenant’s Personal Property, as applicable. Provided that Tenant is not then in default of any of its obligations under this Lease, Tenant may remove all Tenant’s Personal Property from the Premises at the termination of this Lease. Any property belonging to Tenant or any other person which is left in the Premises after the date the Lease is terminated for any reason shall be deemed to have been abandoned. In such event, Landlord shall have the right to declare itself the owner of such property and to dispose of it in whatever manner Landlord considers appropriate without waiving its right to claim from Tenant all expenses and damages caused by Tenant’s failure to remove such property, and Tenant shall not have any right to compensation or claim against Landlord as a result.

16.	INSURANCE.

16.1. Tenant’s Insurance. Tenant, at its expense, shall obtain and maintain in effect as long as this Lease remains in effect and during such other time as Tenant occupies the Premises or any part thereof insurance policies in accordance with the following provisions.

A.	Coverage.

(i) commercial general liability insurance policy, including insurance against assumed or contractual liability under this Lease, with respect to the Building Project, to afford protection with limits, per occurrence, of not less than Two Million Dollars ($2,000,000), combined single limit, with respect to personal injury, bodily injury, including death, and property damage and Four Million Dollars ($4,000,000) aggregate (occurrence form), such insurance to provide for no deductible;

(ii) all-risk property insurance policy, including theft, written at replacement cost value and with replacement cost endorsement, covering all of Tenant’s Personal Property, Alterations and Tenant Improvements in the Premises, and covering loss of income resulting from casualty, such insurance to provide for no deductible greater than Five Thousand Dollars ($5,000).

(iii) worker’s compensation or similar insurance policy offering statutory coverage and containing statutory limits, which policy shall also provide Employer’s Liability Coverage of not less than Five Hundred Thousand Dollars ($500,000) per occurrence.

(iv) Tenant shall require any contractor retained by it to perform work on the Premises to carry and maintain, at no expense to Landlord, during such times as contractor is working in the Premises, a non-deductible (a) commercial general liability insurance policy, including, but not limited to, contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor’s protective liability coverage, to afford protection with limits per person and for each occurrence, of not less than Two Million Dollars ($2,000,000), combined single limit, and with respect to personal injury and death and property damage, Four Million Dollars ($4,000,000) aggregate (occurrence form) and Two Million Dollars ($2,000,000) aggregate completed operations; (b) automobile liability insurance in the amount of One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage; (c) worker’s compensation insurance or similar insurance in form and amounts as required by law; and (d) any other insurance reasonably required of Tenant by Landlord or any Mortgagee.

(v) ~~If Tenant performs professional services on the Leased Premises Tenant shall obtain and maintain, at all times during the Term, Professional Liability insurance appropriate to the service provider’s profession, with policy limits of not less than $1,000,000 per occurrence or loss. This insurance shall not exclude coverage for bodily injury.~~

(vi) ~~Notwithstanding anything set forth above in this subsection 16.1 to the contrary, all dollar limits specified herein shall be increased from time to time as reasonably necessary to effect economically equivalent insurance coverage, or coverage deemed adequate in light of then existing circumstances.~~

B.	Policies.

Such policies shall be maintained with companies licensed to do business in the State where the Premises are located and in form reasonably acceptable to Landlord and will be written as primary policy coverage and not contributing with, or in excess of, any coverage which Landlord shall carry. Such policies shall be provided on an occurrence form basis unless otherwise approved by Landlord and shall include Landlord and its managing agent as additional insured as to coverage under paragraphs 16.1.A.(i) and 16.1.A.(iv). Such policies shall also contain a waiver of subrogation provision and a provision stating that such policy or policies shall not be canceled, non-renewed, reduced in coverage or materially altered except after thirty (30) day’s written notice, said notice to be given in the manner required by this Lease to Landlord, Attention: Risk Management Department. All such policies of insurance shall be effective as of the date Tenant occupies the Premises and shall be maintained in force at all times during the Term of this Lease and all other times during which Tenant shall occupy the Premises. Tenant shall deposit the policy or policies of such required insurance or certificates thereof with Landlord prior to the Rental Commencement Date.

16.2. Tenant’s Failure to Insure. If Tenant shall fail to obtain insurance as required under this Section 16, Landlord may, but shall not be obligated to, obtain such insurance, and in such event, Tenant shall pay, as Additional Rent, the premium for such insurance upon demand by Landlord.

16.3. Compliance with Policies. Tenant shall not do or allow to be done, or keep, or allow to be kept, anything in, upon or about the Premises which will contravene Landlord’s policies insuring against loss or damage by fire, other casualty, or any other cause, including without limitation, public liability, or which will prevent Landlord from procuring such policies in companies acceptable to Landlord. If any act or failure to act by Tenant in and about the Building Project and the Premises shall cause the rates with respect to Landlord’s insurance policies to be increased beyond those rates that would normally be applicable for such limits of coverage, Tenant shall pay, as Additional Rent, the amount of any such increases upon demand by Landlord.

16.4. Waiver of Right of Recovery. Except as provided in Section 8.4, neither party, including Landlord’s managing agent, shall be liable to the other party, including Landlord’s managing agent, or to any insurance company (by way of subrogation or otherwise) insuring the other party, for any loss or damage to any building, structure or other tangible property, or loss of income resulting therefrom, or losses under worker’s compensation laws and benefits even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees. The provisions of this Section 16.4 shall not limit the indemnification for liability to third parties pursuant to Section 22.

16.5. Landlord’s Insurance. Landlord shall carry commercial general liability insurance with regard to the Property and all-risk property insurance on the Property, excluding Tenant Improvements, Alterations and Tenant’s Personal Property.

Landlord shall not be obligated to repair any damage to Tenant’s Personal Property, Tenant Improvements or Alterations or replace the same.

17.	DAMAGE AND DESTRUCTION.

17.1. Landlord’s Obligation to Repair and Reconstruct. If, as the result of fire, the elements, accident or other casualty (any of such causes being referred to herein as a “Casualty”), the Premises shall be rendered wholly or partially untenantable (damaged to such an extent as to preclude Tenant’s use of the Premises for the purposes originally intended), then, subject to the provisions of subsection 17.2, Landlord shall cause such damage to be repaired, including Tenant Improvements and Alterations, and the Annual Basic Rent and Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder or by reason of Landlord’s having provided Tenant with additional services hereunder) shall be abated proportionately as to the portion of the Premises rendered untenantable during the period of such untenantability. All such repairs shall be made at the expense of Landlord, subject to the availability of insurance proceeds and Tenant’s responsibilities set forth herein. Landlord shall not be liable for interruption to Tenant’s business or for damage to or replacement or repair of Tenant’s Personal Property, all of which replacement or repair shall be undertaken and completed by Tenant, at Tenant’s expense.

If the Premises shall be damaged by Casualty, but the Premises shall not be thereby rendered wholly or partially untenantable, Landlord shall promptly cause such damage to be repaired and there shall be no abatement of rent reserved hereunder.

17.2. Termination of Lease. (A) If the Premises are (1) rendered wholly untenantable, or (2) damaged as a result of any cause which is not covered by Landlord’s insurance, or (B) if the Building is damaged to the extent of fifty percent (50%) or more of the gross leasable area thereof, or (C) if, for reasons beyond Landlord’s control or by virtue of the terms of any financing of the Building, sufficient insurance proceeds are not available for the reconstruction or restoration of the Building or Premises, then, in any of such events, Landlord or Tenant, respectively may elect to terminate this Lease by giving to ~~Tenant~~ the other notice of such election within ninety (90) days after the occurrence of such event, or after the insufficiency of such proceeds becomes known to Landlord, whichever is applicable. If such notice is given, the rights and obligations of the parties shall cease as of the date set forth in such notice, and the Annual Basic Rent and Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder or by reason of Landlord’s having provided Tenant with additional services hereunder) shall be adjusted as of the date set forth in such notice, or, if the Premises were rendered untenantable, as of the date of the Casualty.

17.3. Demolition of the Building. If the Building shall be so substantially damaged that it is reasonably necessary, in Landlord’s judgment, to demolish the Building for the purpose of reconstruction, Landlord may demolish the same, in which event the Annual Basic Rent and Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder or by reason of Landlord’s having provided Tenant with additional services hereunder) shall be abated to the same extent as if the Premises were rendered wholly untenantable by a Casualty.

17.4. Insurance Proceeds. If the Lease is not terminated pursuant to subsection 17.2, Landlord shall, subject to the terms of any Mortgage, disburse and apply any insurance proceeds received by Landlord to the restoration and rebuilding of the Building in accordance with subsection 17.1 hereof. All insurance proceeds payable with respect to the Premises and the Building shall belong to and shall be payable to Landlord. Notwithstanding anything to the contrary, Tenant shall be entitled to receive all proceeds payable with respect to Tenant’s Personal Property.

18.	CONDEMNATION.

18.1. Termination. If either the entire Premises or the Building shall be acquired or condemned by any governmental authority under its power of eminent domain for any public or quasi-public use or purpose, this Lease shall terminate as of the date of vesting or acquisition of title in the condemning authority and the rents hereunder shall be abated on that date. If less than the whole but more than fifty percent (50%) of the Rental Area of the Premises or more than fifty percent (50%) of the total area of the Building (even if the Premises are unaffected) or such portion of the Common Area as shall render the Premises or the Building untenantable should be so acquired or condemned, Landlord and Tenant shall each have the option to terminate this Lease by notice given to the other within ninety (90) days of such taking. In the event that such a notice of termination is given, this Lease shall terminate as of the date of vesting or acquisition of title in the condemning authority and the Annual Basic Rent and Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder, or by reason of Landlord’s having provided Tenant with additional services hereunder) shall be adjusted as of such date.

If (a) neither Landlord nor Tenant shall exercise their respective options to terminate this Lease, as hereinabove set forth, or (b) some lesser portion of the Premises or the Building or Common Area, which does not give rise to a right to terminate pursuant to this subsection 18.1, is taken by the condemning authority, this Lease shall continue in force and effect, but from and after the date of the vesting of title in the condemning authority, the Annual Basic Rent payable hereunder during the unexpired portion of the Term shall be reduced in proportion to the reduction in the total Rental Area of the Premises, and any Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder, or by reason of Landlord’s having provided Tenant with additional services hereunder) payable pursuant to the terms hereof shall be adjusted to reflect the diminution of the Premises and/or the Building, as the case may be.

18.2. Rights to Award. Tenant shall have no claim against Landlord arising out of the taking or condemnation, or arising out of the cancellation of this Lease as a result of any such taking or condemnation, or for any portion of the amount that may be awarded as damages as a result of any taking or condemnation, or for the value of any unexpired portion of the Term, or for any property lost through condemnation, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award with regard to the Premises; provided, however, that, in the event of a total taking, Tenant may assert any claim it may have against the condemning authority for compensation for Tenant’s Personal Property lost thereby, loss of income, and for any relocation expenses compensable by statute and receive such awards therefor as may be allowed in the condemnation proceedings provided that such awards shall be made in addition to, and stated separately from, the award made for the Building, the underlying land and the Premises. Landlord shall have no obligation to contest any taking or condemnation.

19.	BANKRUPTCY.

19.1. Event of Bankruptcy. For purposes of this Lease, each of the following shall be deemed an “Event of Tenant’s Bankruptcy”:

(a)	if Tenant becomes insolvent, as defined in the Bankruptcy Code, or under the Insolvency Laws;

(b)	the commencement of any action or proceeding for the dissolution or liquidation of Tenant or for the appointment of a receiver or trustee of the property of Tenant, whether instituted by or against Tenant, if not bonded or discharged within thirty (30) days of the date of the commencement of such proceeding or action;

(c)	if Tenant files a voluntary petition under the Bankruptcy Code or Insolvency Laws;

(d)	if there is filed an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency laws, which is not dismissed within sixty (60) days of filing, or results in issuance of an order for relief against the debtor; and

(e)	if Tenant makes or consents to an assignment of its assets, in whole or in part, for the benefit of creditors, or to a common law composition of creditors.

As used herein, (i) “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. Section 101 et. seq. as amended or any successor statute and (ii) Insolvency Laws means the insolvency laws of any state or territory of the United States.

19.2. Assumption by Trustee. If Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord’s right to terminate this Lease under Section 20 hereof shall be subject to the applicable rights (if any) of the Trustee in Bankruptcy to assume or assign this Lease as then provided for in the Bankruptcy Code. However, the Trustee in Bankruptcy must give to Landlord and Landlord must receive proper written notice of the Trustee’s assumption or rejection of this Lease, within sixty (60) days (or such other applicable period as is provided for in the Bankruptcy Code) after the date of the Trustee’s appointment. The failure of the Trustee to give notice of the assumption within the period shall conclusively and irrevocably constitute the Trustee’s rejection of this Lease and waiver of any rights of the Trustee to assume or assign this Lease. The Trustee shall not have the right to assume or assign this Lease unless the Trustee (i) promptly and fully cures all defaults under this Lease, (ii) promptly and fully compensates Landlord for all monetary damages incurred as a result of such default, and (iii) provides to Landlord adequate assurance of future performance. In the event Tenant is unable to: (i) cure its defaults, (ii) reimburse Landlord for its monetary damages, or (iii) pay the Rent due under this Lease on time, then Tenant hereby agrees in advance that it has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord in accordance with Section 20.

19.3. Tenant’s Guarantor’s Bankruptcy. Notwithstanding any of the other provisions of this Lease, in the event Tenant’s obligations under this Lease are guaranteed by a guarantor, and said guarantor shall voluntarily or involuntarily come under the jurisdiction of the Bankruptcy Code, and thereafter said guarantor or its trustee in bankruptcy, under the authority of and pursuant to applicable provisions thereof, shall determine to assign the guarantee obligations of said guarantor hereunder, Tenant and its said guarantor agree that (a) said guarantor or its trustee will provide Landlord sufficient information enabling it to independently determine whether Landlord will incur actual and substantial detriment by reason of such assignment, and (b) “adequate assurance of future performance” in regard to such guarantee obligations of said guarantor, as that term is generally defined under the Bankruptcy Code, will be provided to Landlord by said guarantor or its trustee and its assignee as a condition of said assignment.

20.	DEFAULT PROVISIONS AND REMEDIES.

20.1. Events of Default. Each of the following shall be deemed an Event of Default by Tenant under this Lease:

a.	failure of Tenant to pay Annual Basic Rent, Additional Rent, or any other sum required to be paid under the terms of this Lease, including late charges, within five (5) days of the date due hereunder;

b.	failure by Tenant to perform or observe any other term, covenant, agreement or condition of this Lease, on the part of Tenant to be performed (other than those obligations of Tenant set forth in subsection 16.2 for which Tenant shall be entitled to receive no prior notice, and other than the conditions set forth in paragraphs 20.1.a, c, d, e, f and g, which shall be governed solely by the provisions set forth herein), within ~~ten (10)~~ fifteen (15) days after notice thereof from the Landlord, unless such performance shall reasonably require a longer period, in which case Tenant shall not be deemed in default if Tenant commences the required performance promptly and thereafter pursues and completes such action diligently and expeditiously and in any event within not more than thirty (30) days;

c.	the filing of a tax or mechanic’s lien suit or claim against any property of Tenant which is not bonded or discharged and/or dismissed within thirty (30) days of the date such lien is filed;

d.	abandonment of the Premises by Tenant;

e.	an Event of Tenant’s Bankruptcy or the rejection of this Lease in a Bankruptcy or similar proceeding by Tenant or by operation of law;

f.	the sale of Tenant’s interest in the Premises under attachment, execution or similar legal process

g.	the failure of Tenant to vacate the Premises upon the expiration of the Term, or the earlier termination thereof pursuant to the other provisions hereof.

20.2. Remedies. Upon the occurrence of an Event of Default, Landlord, without notice to Tenant in any instance (except where expressly provided for below or by applicable law) may do any one or more of the following:

(a)	~~Sell at public or private sale all or any part of the goods, chattels, fixtures and other Tenant’s Personal Property which are or may be put into the Premises during the Term, whether exempt or not from sale under execution or attachment (it being agreed that said property shall at all times be bound within a lien in favor of Landlord and shall be chargeable for all Rent and for the fulfillment of the other covenants and agreements herein contained) and apply the proceeds of such sale, first, to the payment of all costs and expenses of conducting the sale or caring for or storing said property (including all attorneys’ fees), second, toward the payment of any indebtedness, including (without limitation) indebtedness for Annual Basic Rent, which may be or may become due from Tenant to Landlord, and third, to pay Tenant, on demand in writing, any surplus remaining after all indebtedness of Tenant to Landlord has been fully paid;~~

(b)	perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance by Landlord, together with interest thereon at the Default Rate from the date of such expenditure, shall be payable by Tenant to Landlord, as Additional Rent, upon demand. Notwithstanding the provisions of this clause (b) and regardless of whether an Event of Default shall have occurred, Landlord may exercise the remedy described in clause (b) without any notice to Tenant if Landlord, in its good faith judgment, believes it would be materially injured by failure to take rapid action or if the unperformed obligation of Tenant constitutes an emergency;

(c)	elect to terminate this Lease and the tenancy created hereby by giving notice of such election to Tenant, and reenter the Premises, by summary proceedings or otherwise, and remove Tenant and all other persons and property from the Premises, and store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby;

(d)	declare any option which Tenant may have to renew the Term or expand the Premises to be null and void and of no further force and effect;

(e)	exercise any other legal or equitable right or remedy which it may have; or

(f)	institute a distress for rent action and obtain a distress writ under Section 83.11, Florida Statutes. Tenant expressly, knowingly, and voluntarily waives all constitutional, statutory, or common law bonding requirements, including the requirement under Section 83.12, Florida Statutes, that Landlord file a bond payable to Tenant in at least double the sum demanded by Landlord (or double the value of the property sought to be distrained), it being the intention of the parties that no bond shall be required to be filed by Landlord in any distress action. Tenant further waives the right under Section 83.14, Florida Statutes to replevy distrained property;

Any costs and expenses reasonably incurred by Landlord (including, without limitation, reasonable attorneys’ fees) in enforcing any of its rights or remedies under this Lease shall be paid to Landlord by Tenant, as Additional Rent, upon demand.

20.3. Damages. If this Lease is terminated by Landlord pursuant to subsection 20.2.(c), Tenant nevertheless shall remain liable for (a) any Annual Basic Rent, Additional Rent, and damages which may be due or sustained prior to such termination, and (b) all reasonable costs, fees and expenses including, but not limited to, attorneys’ fees, costs and expenses incurred by Landlord in pursuit of its remedies hereunder or in renting the Premises to others from time to time. In addition, Landlord may recover from Tenant additional damages to compensate Landlord for loss of rent resulting from termination of the Lease, which, at the election of Landlord, shall be either:

(i)	An amount equal to the rent which, but for termination of this Lease, would have become due during the remainder of the Term, less the amount of rent, if any, which Landlord shall receive during such period from others to whom the Premises may be rented (other than any Additional Rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), in which case such damages shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following termination of the Lease and continuing until the date on which the Term would have expired but for such termination; any suit or action brought to collect any such damages for any month shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month by a similar proceeding; or

(ii)	an amount equal to the present worth (as of the date of such termination) of rent which, but for termination of this Lease, would have become due during the remainder of the Term,

in which case such damages shall be payable to Landlord in one lump sum on demand and shall bear interest at the Default Rate until paid. For purposes of this clause (ii), “present worth” shall be computed by discounting such amount to present worth at a discount rate equal to one percentage point above the discount rate then in effect at the Federal Reserve Bank nearest to the location of the Building Project.

Damages shall be due and payable immediately upon demand by Landlord following any termination of this Lease pursuant to subsection 20.2.

If this Lease is terminated pursuant to subsection 20.2., Landlord may re-lease the Premises or any part thereof, alone or together with other premises, for such term(s) (which may be greater or less than the period which otherwise would have constituted the balance of the Term) and on such terms and conditions (which may include concessions or free rent and alterations of the Premises) as Landlord, in its sole discretion, may determine. The failure or refusal of Landlord to re-lease the Premises or any part or parts thereof shall not release or affect Tenant’s liability for damages.

Notwithstanding the above, in the event of the termination of this Lease by reason of Tenant’s bankruptcy or insolvency, Landlord shall have the right to prove and/or obtain as damages an amount equal to the greater of the maximum allowed under the Lease or any statute or rule of law in effect at the time. The failure or refusal of Landlord to relet the Premises or any part or parts thereof shall not release or affect Tenant’s liability for damages under such circumstances.

20.4. No Waiver. No act or omission by Landlord shall be deemed to be an acceptance of a surrender of the Premises or a termination of Tenant’s liabilities hereunder, unless Landlord shall execute a written release of Tenant. Tenant’s liability hereunder shall not be terminated by the execution by Landlord of any new lease for all or any portion of the Premises or the acceptance of rent from any assignee or subtenant.

20.5. Remedies Not Exclusive. All rights and remedies of Landlord set forth in this Lease shall be cumulative, and none shall exclude any other right or remedy, now or hereafter allowed by or available under any statute, ordinance, rule of court, or the common law, either at law or in equity, or both. For the purposes of any suit brought or based hereon, this Lease shall be construed to be a divisible contract, to the end that successive actions may be maintained on this Lease as successive periodic sums shall mature hereunder. The failure of Landlord to insist, in any one or more instances, upon a strict performance of any of the covenants, terms and conditions of this Lease or to exercise any right or option herein contained shall not be construed as a waiver or a relinquishment for the future, of such covenant, term, condition, right or option, but the same shall continue and remain in full force and effect unless the contrary is expressed by Landlord in writing. The receipt by Landlord of rents hereunder, with knowledge of the breach of any covenant hereof or the receipt by Landlord of less than the full rent due hereunder, shall not be deemed a waiver of such breach or of Landlord’s right to receive the full rents hereunder, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Landlord.

20.6. Persistent Failure to Pay Rent. In addition to any other remedies available to Landlord pursuant to this Lease or by law, Landlord may, at any time throughout the Term of this Lease, terminate this Lease upon Tenant’s default on three (3) separate occasions during any twelve (12) month period under subsection 20.1.a, regardless of whether or not such prior defaults have been cured. Termination, pursuant to this subsection 20.6, shall be effective upon Landlord’s delivery to Tenant of a notice of termination.

20.7. Events of Default by Landlord and Tenant’s Remedies. The failure by Landlord to observe or perform any of the covenants, conditions, or provisions of this Lease to be observed or performed by Landlord, where such failure shall continue for a period of thirty (30) days after written notice thereof by Tenant to Landlord, shall be deemed to be a default by Landlord under this Lease; provided, however, that if the nature of Landlord’s default is such that more than thirty (30) days are reasonably required for its cure, then Landlord shall not be deemed to be in default if Landlord commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion. In the event of a default by Landlord beyond applicable cure periods, Tenant may perform, on behalf and at the expense of Landlord, any obligation of Landlord under this Lease which Landlord has failed to perform and of which Tenant shall have given Landlord notice, the cost of which performance by Tenant, together with interest thereon at the Default Rate from the date of such expenditure, shall be payable by Landlord to Tenant. Tenant may exercise the remedy described herein only (x) upon an additional 5 business days’ notice to Landlord stating Tenant’s intention to perform the activity which Landlord has failed to perform, and (y) in the interior of the Premises.

21.	LANDLORD’S LIEN.

~~21.1. Tenant hereby grants to Landlord a lien and security interest on all property of Tenant now or hereafter placed in or upon the Premises, and such property shall be and remain subject to such lien and security interest of Landlord for payment of all Rent and other sums agreed to be paid by Tenant herein. It is provided, however, the Landlord shall not have a lien which would be superior to a lien from a lending institution, supplier or leasing company, if such lending institution, supplier or leasing company has a security interest in the equipment, furniture or other tangible personal property and which security interest has its origin in a transaction whereby Tenant originally acquired such equipment, furniture or other tangible personal property.~~

~~21.2. The provisions of this paragraph relating to such lien and security interest shall constitute a security agreement under and subject to the Uniform Commercial Code of the state where the Premises are located so that Landlord shall have and may enforce a security interest on all property of Tenant now or hereafter placed in or on the Premises, in addition to and cumulative of the Landlord’s liens and rights provided by law or by the other terms and provisions of this Lease.~~

22.	INDEMNITY.

To the maximum extent permitted by law, Tenant shall indemnify, hold harmless and (at Landlord’s option) defend Landlord, its agents, servants and employees from and against all claims, actions, losses, costs and expenses (including attorneys’ and other professional fees), judgments, settlement payments, and, whether or not reduced to final judgment, all liabilities, damages, or fines paid, incurred or suffered by any third parties to the extent arising directly or indirectly from (a) any default by Tenant under the terms of this Lease, (b) the use or occupancy of the Building Project by Tenant or any person claiming through or under Tenant, and/or (c) any acts or omissions of Tenant or any contractor, agent, employee, invitee or licensee of Tenant in or about the Building Project. The foregoing indemnity is in addition to, and not in substitution for, any indemnity given by Tenant to Landlord under subsection 8.4. Tenant’s indemnification obligation shall survive the expiration of the Term or the earlier termination of this Lease.

23.	LIMITATION ON LANDLORD LIABILITY.

The term “Landlord” as used in this Lease shall mean only the owner or the Mortgagee or its trustees, as the case may be, then in possession of the Building so that in the event of any transfer by Landlord of its interest in the Building, the Landlord in possession immediately prior to such transfer shall be, and hereby is, entirely released and discharged from all covenants, obligations and liabilities of Landlord under this Lease accruing after such transfer. In consideration of the benefits accruing hereunder, Tenant, for itself, its successors and assigns, covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by the Landlord, and notwithstanding anything to the contrary contained elsewhere in this Lease, the remedies of Tenant under this Lease shall be solely and exclusively limited to Landlord’s interest in the Building.

24.	LANDLORD OBLIGATIONS.

Landlord agrees to perform all of its obligations under this Lease in a first class manner consistent with the standards applicable to similar buildings in the vicinity of the Building Project. Landlord shall be excused for the period of any delay in the performance of any of its obligations when the delay is due to any cause or causes beyond Landlord’s control which include, without limitation, acts of God, all labor disputes, governmental regulations or controls, civil unrest, war, adverse weather condition, fire or other casualty, inability to obtain any material, services, or financing unless otherwise provided for in this Lease. Except where specifically set forth in this Lease, there shall be no abatement, set-off or deduction of Annual Basic Rent or Additional Rent due under this Lease.

25.	ASSIGNMENT AND SUBLETTING.

25.1. Prohibited Without Landlord’s Consent. Tenant agrees for itself and its permitted successors and assigns in interest hereunder that it will not (a) assign or otherwise transfer, mortgage or otherwise encumber this Lease or any of its rights hereunder; (b) sublet the Premises or any part thereof or permit the occupancy or use of the Premises or any part thereof by any person other than Tenant; and/or (c) permit the assignment or other transfer of this Lease or any of Tenant’s rights hereunder by operation of law (each of the events referred to in the foregoing clauses (a), (b) and (c) being hereinafter referred to as a “Transfer”), without the prior written consent of Landlord in each instance first obtained, which consent may be given or withheld in Landlord’s sole and absolute subjective discretion, and any consent given shall not constitute a consent to any subsequent Transfer. Any attempted Transfer without Landlord’s consent shall be null and void and shall not confer any rights upon any purported transferee, assignee, mortgagee, sublessee, or occupant. No Transfer, regardless of whether Landlord’s consent has been granted or withheld, shall be deemed to release Tenant from any of its obligations hereunder or to alter, impair or release the obligations of any person guaranteeing the obligations of Tenant hereunder. Tenant hereby indemnifies Landlord against liability resulting from any claim made against Landlord by any assignee or subtenant or by any broker claiming a commission in connection with the proposed Transfer. In the event Landlord shall consent to a Transfer of this Lease, any option which Tenant may have to renew the Term shall be null and void.

25.2.	Stock Transfer.

If Tenant or Guarantor is a privately-held corporation or a partnership, then any event which results in a change in control of Tenant or Guarantor, or any change in the ownership or structure of Tenant or Guarantor which results in a change in management of Tenant or Guarantor, shall be deemed a prohibited Transfer under this Section 25.

25.3.	Rents from Transfer.

In the event Landlord shall consent to a Transfer of this Lease and the amount of the rents (or other compensation) to be paid to Tenant by any such transferee is greater than the rents required to be paid by Tenant to Landlord pursuant to this Lease or a premium is to be paid to Tenant for an assignment of this Lease, Tenant shall pay to Landlord any such excess or any such premium, as the case may be, upon receipt thereof by Tenant from such transferee.

25.4.	Procedure for Obtaining Landlord’s Consent.

A. In the event that, at any time or from time to time prior to or during the Term, Tenant desires to Transfer this Lease in whole or in part, whether by operation of law or otherwise, Tenant shall submit to Landlord for its consideration (a) in writing, the name and address of the proposed subtenant or assignee, a reasonably detailed statement of the proposed subtenant’s or assignee’s business and reasonably detailed financial references and information concerning the financial condition of the proposed subtenant or assignee, (b) a disclosure of the rents to be paid by any subtenant in excess of the rents reserved hereunder or the premium to be paid for the assignment, and (c) if a subletting, a description of the area of the Premises to be sublet. Tenant agrees to pay Landlord, as Additional Rent, all costs incurred by Landlord in connection with any actual or proposed Transfer, including, without limitation, the costs of making investigations as to the acceptability of a proposed subtenant or assignee and legal costs incurred in connection with any requested consent.

B. Landlord’s consent to an assignment of this Lease shall be effective upon the execution by Tenant, the assignee, and Landlord of an assignment document prepared by Landlord in which the assignee shall agree to assume, observe, perform, and be bound by, all of Tenant’s obligations under this Lease and Tenant shall agree to remain primarily liable for such obligations.

Any consent by Landlord to a subletting of all or a portion of the Premises shall be deemed to have been given only upon the delivery by Landlord to Tenant of a consent document prepared and executed by Landlord expressly consenting to such subletting.

25.5.	Additional Provisions Respecting Transfers.

A. Without limiting Landlord’s right to withhold its consent to any Transfer by Tenant, and regardless of whether Landlord shall have consented to any such Transfer, neither Tenant nor any other person having an interest in the possession, use or occupancy of the Premises or any part thereof shall enter into any lease, sublease, license, concession, assignment or other Transfer or agreement for possession, use or occupancy of all or any portion of the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used or occupied, and any such purported lease, sublease, license, concession, assignment or other Transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of all or any part of the Premises. There shall be no deduction from the rental payable under any sublease or other Transfer nor from the amount thereof passed on to any person or entity, for any expenses or costs related in any way to the subleasing or Transfer of such space.

If Tenant shall make or suffer any such Transfer without first obtaining any consent of Landlord required by subsection 25.1, any and all amounts received as a result of such Transfer shall be the property of Landlord to the extent the same (determined on a square foot basis) is greater than the Annual Basic Rental (on a square foot basis) payable under this Lease, it being the parties’ intent that any profit resulting from such Transfer shall belong to Landlord, but the same shall not be deemed to be a consent by Landlord to any such Transfer or a waiver of any right or remedy of Landlord hereunder.

B. Tenant agrees to pay Landlord Seven Hundred Fifty Dollars and No Cents ($750.00) to reimburse Landlord for attorneys’ fees and administrative expense for the review, processing or preparation of any document in connection with a Transfer, whether or not Landlord’s consent to the Transfer is required or obtained.

26.	HOLDING OVER.

Tenant agrees to vacate the Premises at the end of the Term, or earlier termination thereof, and Landlord shall be entitled to the benefit of all summary proceedings to recover possession of the Premises at the end of the Term. If Tenant remains in possession of the Premises after the expiration of the Term, such action shall not renew this Lease by operation of law and nothing herein shall be deemed as a consent by Landlord to Tenant’s remaining in the Premises. If Tenant fails to vacate the Premises as required, Landlord may consider Tenant as either (a) a “Tenant-at-Will” (i.e. month-to-month tenant) liable for the payment of rent at the then market rate as determined by Landlord or (b) as a “Tenant-Holding Over” liable for an amount equal to the actual damages incurred by Landlord as a result of Tenant’s holding over, including, without limitation, all incidental, prospective and consequential damages and attorney’s fees, but in no event shall such amount be less than an amount equal to twice the Annual Basic Rent, and Additional Rent, reserved hereunder applicable to the period of the holdover. In either event, all other covenants of this Lease shall remain in full force and effect.

27.	SUBORDINATION AND ATTORNMENT.

This Lease is subject and subordinate to the liens of all mortgages, deeds of trust and other security instruments now or hereafter placed upon the Building or the Building Project or any portion thereof and all ground and other underlying leases from which Landlord’s interest is derived (said mortgages, deeds of trust, other security instruments, and ground leases being hereinafter referred to as “Mortgages” and the mortgagees, beneficiaries, secured parties, and ground lessors thereunder from time to time being hereinafter called “Mortgagees”), and to any and all renewals, extensions, modifications, or refinancings thereof, without any further act of the Tenant. If requested by Landlord, however, Tenant shall promptly execute any certificate or other document confirming such subordination. Tenant agrees that, if any proceedings are brought for the foreclosure of any of the Mortgages, Tenant, if requested to do so by the purchaser at the foreclosure sale, shall attorn to the purchaser, recognize the purchaser as the landlord under this Lease, and make all payments required hereunder to such new landlord without any deduction or set-off of any kind whatsoever. Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give, or purport to give, Tenant any right to terminate this Lease or to alter the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed.

Notwithstanding anything contained herein to the contrary, any Mortgagee may at any time subordinate the lien of its Mortgages to the operation and effect of this Lease without obtaining the Tenant’s consent thereto, by giving the Tenant written notice thereof, in which event this Lease shall be deemed to be senior to such Mortgages without regard to the respective dates of execution and/or recordation of such Mortgages and this Lease and thereafter such Mortgagee shall have the same rights as to this Lease as it would have had were this Lease executed and delivered before the execution of such Mortgages.

If, in connection with obtaining financing for the Building or the Building Project, a Mortgagee shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not materially adversely increase the obligations of Tenant hereunder, or materially adversely affect the leasehold interest hereby created or Tenant’s use and enjoyment of the Premises, or increase the amount of Annual Basic Rent and Additional Rent payable hereunder.

28.	ESTOPPEL CERTIFICATES.

Tenant shall, without charge, at any time and from time-to-time, within fifteen (15) days after receipt of request therefor by Landlord, execute, acknowledge and deliver to Landlord a written estoppel certificate, in such form as may be determined by Landlord, certifying to Landlord, Landlord’s Mortgagee, any purchaser of Landlord’s interest in the Building or the Building Project, or any other person designated by Landlord, as of the date of such estoppel certificate, the following, without limitation: (a) whether Tenant is in possession of the Premises; (b) whether this Lease is in full force and effect; (c) whether there have been any amendments to this Lease, and if so, specifying such amendments; (d) whether there are then existing any set-offs or defenses against the enforcement of any rights hereunder, and if so, specifying such matters in detail; (e) the dates, if any, to which any rent or other charges have been paid in advance and the amount of any Security Deposit held by Landlord; (f) that Tenant has no knowledge of any then existing defaults of Landlord under this Lease, or if there are such defaults, specifying them in detail; (g) that Tenant has no knowledge of any event having occurred that authorizes the termination of this Lease by Tenant, or if such event has occurred, specifying it in detail; and (h) the address to which notices to Tenant under this Lease should be sent. Any such certificate may be relied upon by the person or entity to whom it is directed or by any other person or entity who could reasonably be expected to rely on it in the normal course of business. The failure of Tenant to execute, acknowledge and deliver such a certificate in accordance with this Section 28 within fifteen (15) days after a request therefor by Landlord shall constitute an acknowledgment by Tenant, which may be relied on by any person who would be entitled to rely upon any such certificate, that such certificate as submitted by Landlord to Tenant is true and correct.

29.	PEACEFUL AND QUIET POSSESSION.

Tenant, if and so long as it pays all rents due hereunder and performs and observes the other terms and covenants to be performed and kept by it as provided in this Lease, shall have the peaceable and quiet possession of the Premises during the Term free of any claims of Landlord or anyone lawfully claiming by, through or under Landlord, subject, however, to the terms of this Lease and to matters of public record existing as of the date of this Lease.

30.	LANDLORD’S ACCESS TO PREMISES.

Landlord and its agents may at any reasonable time and without incurring any liability to Tenant, other than liability arising under Section 22, enter the Premises to inspect them or to make alterations or repairs or for any purpose which Landlord considers necessary for the repair, operation, or maintenance of the Building; provided, however, that in the case of an emergency, Landlord may enter the Premises at any time. Tenant shall allow the Premises to be exhibited by Landlord (a) at any time to any representative of a lender or to any prospective purchaser of the Building or Landlord’s interest therein or (b) within twelve (12) months of the end of the Term to any persons who may be interested in leasing the Premises.

31.	RELOCATION.

~~Landlord shall have the right, either before or during the Term, upon not less than ninety (90) days written notice to Tenant, to change the location of the Premises to another location within the Building or the Building Project, provided that the new location is reasonably similar in size, utility and appearance. If Tenant is occupying the Premises when Landlord exercises its rights hereunder, Landlord, at its expense, shall remove, relocate and reinstall Tenant’s equipment (including telephones), furniture and fixtures in the new premises and redecorate the new premises so that they will substantially resemble the former Premises. Landlord shall also pay Tenant’s cost of reprinting stationery and business cards. On completion of the change in location of the Premises, the parties shall execute an amendment to this Lease which sets forth the new description of the Premises and amendments to any other terms of this Lease, if any, required by the relocation of the Premises.~~

32.	BROKERS, COMMISSIONS, ETC.

Landlord and Tenant acknowledge, represent and warrant each to the other that, except as listed in Section 1.F., no broker or real estate agent brought about or was involved in the making of this Lease and that no brokerage fee or commission is due to any other party as a result of the execution of this Lease. Each of the parties hereto agrees to indemnify and hold harmless the other against any claim by any broker, agent or finder based upon the execution of this Lease and predicated upon a breach of the above representation and warranty.

33.	RECORDATION.

Neither Landlord nor Tenant shall record this Lease, any amendment to this Lease or any other memorandum of this Lease without the prior written consent of the other party, which consent may be withheld in the sole discretion of either party and, in the event such consent is given, the party requesting such consent and recording shall pay all transfer taxes, recording fees and other charges in connection with such recording. Notwithstanding the above, Tenant covenants that if at any time any mortgagee or ground lessor relating to the financing of the Building Project shall require the recordation of this Lease, or if the recordation of this Lease shall be required by any valid governmental order, or if any governmental authority having jurisdiction in the matter shall assess and be entitled to collect transfer taxes, documentary stamp taxes, or both, on this Lease, Tenant, upon the request of Landlord, shall execute such instruments, including a Memorandum of this Lease, as may be necessary to record this Lease, and shall pay all recording fees, transfer taxes and documentary stamp taxes, payable on, or in connection with, this Lease or such recordation.

34.	MISCELLANEOUS.

34.1. Severability. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

34.2. Applicable Law. This Lease shall be given effect and construed by application of the laws of the state where the Building Project is located, and any action or proceeding arising hereunder shall be brought in the courts of the State where the Premises are located.

34.3. Authority. If Tenant is a corporation or partnership, the person executing this Lease on behalf of Tenant represents and warrants that Tenant is duly organized and validly existing; that this Lease has been authorized by all necessary parties, is validly executed by an authorized officer or agent of Tenant and is binding upon and enforceable against Tenant in accordance with its terms.

The undersigned agent of Landlord represents and warrants that it is authorized and empowered to enter into this Lease Agreement on behalf of the Landlord.

34.4. No Discrimination. It is Landlord’s policy to comply with all applicable state and federal laws prohibiting discrimination in employment based on race, age, color, sex, national origin, disability, religion, or other protected classification. It is further intended that the Building Project shall be operated so that all prospective tenants thereof, and all customers, employees, licensees and invitees of all tenants shall have equal opportunity to obtain all the goods, services, accommodations, advantages, facilities and privileges of the Building Project without discrimination because of race, age, color, sex, national origin, disability, or religion. To that end, Tenant shall not discriminate in the conduct and operation of its business in the Premises against any person or group of persons because of the race, age, color, sex, religion, national origin or other protected classification of such person or group of persons.

34.5. Integration of Agreements. This writing is intended by the parties as a final expression of their agreement and is a complete and exclusive statement of its terms, and all negotiations, considerations and representations between the parties hereto are incorporated herein. No course of prior dealings between the parties or their agents shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease. Acceptance of, or acquiescence to, a course of performance rendered under this Lease or any prior agreement between the parties or their agents shall not be relevant or admissible to determine the meaning of any of the terms or covenants of this Lease. Other than as specifically set forth in this Lease, no representations, understandings or agreements have been made or relied upon in the making of this Lease. This Lease can only be modified by a writing signed by each of the parties hereto.

34.6. Third Party Beneficiary. Except as expressly provided elsewhere in this Lease, nothing contained in this Lease shall be construed so as to confer upon any other party the rights of a third party beneficiary.

34.7. Captions; Gender. The captions used in this Lease are for convenience only and do not in any way limit or amplify the terms and provisions hereof. As used in this Lease and where the context so requires, the singular shall be deemed to include the plural and the masculine shall be deemed to include the feminine and neuter, and vice versa.

34.8. Successors and Assigns. Subject to the express provisions of this Lease to the contrary (e.g., Section 25), the terms, provisions and covenants contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

34.9. Waiver of Jury Trial. Landlord and Tenant hereby expressly waive trial by jury in any action or proceeding or counterclaim brought by either party hereto against the other party on any and every matter, directly or indirectly arising out of or with respect to this Lease, including, without limitation, the relationship of Landlord and Tenant, the use and occupancy by Tenant of the Premises, any statutory remedy and/or claim of injury or damage regarding this Lease. The provisions of this Section 34.9 have been fully discussed by the parties hereto. No party has in any way agreed with or represented to any other party that the provisions of this Section will not be fully enforced in all instances.

34.10. Joint and Several Liability. In the event that two (2) or more persons (i.e., natural persons, corporations, partnerships, associations and other legal entities) shall sign this Lease as Tenant, the liability of each such party to pay all rents due hereunder and perform all the other covenants of this Lease shall be joint and several. In the event Tenant is a general partnership or a limited partnership with two or more general partners, the liability of each partner, or general partner, under this Lease shall be joint and several.

34.11. Notices. All notices, demands and requests required under this Lease shall be in writing. All such notices, demands and requests shall be deemed to have been properly given if sent by United States certified mail, return receipt requested, postage prepaid, or hand delivered, or overnight delivery, addressed to Landlord or Tenant, at the Landlord Notice Address and Tenant Notice Address, respectively. Either party may designate a change of address by written notice to the other party, in the manner set forth above. Notice, demand and requests which shall be served by certified mail in the manner aforesaid, shall be deemed to have been given three (3) days after mailing. Notices sent by overnight delivery shall be deemed to have been given the day after sending. Without intending to limit the generality of the foregoing requirement that all notices, demands and requests be in writing, there are certain provisions in this Lease where, for emphasis alone, such requirement is reiterated.

34.12. Effective Date of this Lease. Unless otherwise expressly provided, all terms, conditions and covenants by Tenant contained in this Lease shall be effective as of the date first above written.

34.13. Mechanics’ Liens. Landlord’s interest in the Premises shall not be subject to liens for improvements made by the Tenant, and Tenant shall have no power or authority to create any lien or permit any lien to attach to the Premises or to the present estate, reversion or other estate of Landlord in the Premises herein demised or on the Building or other improvements thereon as a result of improvements made by Tenant or for any other cause or reason. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Premises or any part thereof, or any such party who may avail himself of any lien against realty (whether same shall proceed in law or in equity), are hereby charged with notice that such liens are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished for improvements by Tenant or for any other purpose during the term of this Lease. Tenant shall indemnify Landlord against any loss or expenses incurred as a result of the assertion of any such lien, and Tenant covenants and agrees to transfer any claimed or asserted lien to a bond or such other security as may be permitted by law within ten (10) days of the assertion of any such lien or claim of lien. In the event Tenant fails to transfer such lien to a bond or other security within such ten (10) day period, then, in addition to its other remedies specified in this Lease, Landlord shall have the right to discharge the lien claimed to bond or other security permitted by law and in any such event, Tenant shall pay all costs so incurred by Landlord immediately upon demand therefor. Tenant shall advise all persons furnishing designs, labor, materials or services to the Premises in connection with Tenant’s improvements thereof, of the provisions of this Article.

34.14. Waiver of Right of Redemption. Tenant hereby expressly waives (to the extent legally permissible) for itself and all persons claiming by, through or under it, any right of redemption or right to restore the operation of this Lease under any present or future law in the event Tenant is dispossessed for any proper cause, or in the event Landlord shall obtain possession of the Premises pursuant to the terms of this Lease. Tenant understands that the Premises are leased exclusively for business, commercial and mercantile purposes and therefore shall not be redeemable under any provision of law.

34.15. Mortgagee’s Performance. If requested by any Mortgagee, Tenant shall give such Mortgagee written notice of any default by Landlord under this Lease and a reasonable opportunity to cure such default. Tenant shall accept performance of any of Landlord’s obligations hereunder by any ground lessor or mortgagee relating to the financing of the Building Project.

34.16. Mortgagee’s Liability. No mortgagee or ground lessor relating to the financing of the Building or the Building Project, not in possession of the Premises or the Building, shall have any liability whatsoever hereunder.

34.17. Radon Gas. The following notification is provided under Section 404.056(6), Florida Statutes: “Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

34.18. Parking. As long as Tenant is entitled to the possession of the Premises, Tenant shall be entitled to park in those areas available for automobile parking in connection with the Building Project as designated by Landlord from time to time. Tenant shall have use of parking spaces at a ratio of four (4) spaces per 1,000 square feet of Rental Area of the Premises (rounded down to the nearest whole number), subject to adjustment by Landlord from time to time to reasonably reflect market changes and/or government regulations. Tenant shall not have the right to lease or otherwise use more than the number of parking spaces defined by the applicable parking ratio. The parking spaces may only be used by principals, employees, and guests of Tenant. Tenant acknowledges that its guests and visitors will be charged for parking at then current rates.

Tenant shall have the right to use two (2) reserved parking spaces located in the parking structure shown on Schedule A-3 (“Garage Spaces”) for a charge of $100 per space per month. Except for particular spaces and areas designated from time to time by Landlord for reserved parking, if any, all parking in the parking areas shall be on an unreserved, first come, first served basis. In the event Tenant leases reserved parking, such reserved parking spaces shall only be for the hours between 8:00am until 6:00pm, Monday through Friday.

Landlord reserves the right to reduce the number of spaces in the parking areas as long as the number of spaces remaining is in compliance with all applicable governmental requirements, and reserves the right to change the access to the parking areas, provided that some manner of reasonable access to the parking areas remains after the change; and either of the foregoing shall not entitle Tenant to any claim against Landlord or to any abatement of rent. Landlord (or the operator of the parking areas) may charge Tenant (and/or its employees, agents, contractors, invitees, and visitors) directly for the parking fee established by Landlord (or the operator) from time to time for the use of the parking areas.

34.19. Schedules. Each writing or plat referred to herein as being attached hereto as a schedule or exhibit is hereby made a part hereof, with the same full force and effect as if such writing or plat were set forth in the body of this Lease.

34.20. Time of Essence. Time shall be of the essence of this Lease with respect to the performance by Tenant of its obligations hereunder.

34.21. Amendment. This Lease may be amended by and only by an instrument executed and delivered by each party hereto. No amendments of this Lease entered into by Landlord and Tenant, as aforesaid, shall impair or otherwise affect the obligations of any guarantor of Tenant’s obligations hereunder, all of which obligations shall remain in full force and effect and pertain equally to any such amendments, with the same full force and effect as if the substance of such amendments was set forth in the body of this Lease.

34.22 Signage. Tenant will be provided the right to building standard signage adjacent to its principal entry and will also be provided the right to space in the building directory located in the lobby.

34.23. Force Majeure. If either party is delayed, hindered or prevented from the performance of an obligation because of strikes, lockouts, labor troubles, the inability to procure materials, power failure, restrictive governmental laws or regulations, riots, insurrection, war or another reason not the fault of the party delayed, but not including financial inability, the performance shall be excused for the period of delay. The period for the performance shall also be extended for a period equal to the period of delay. Tenant shall not be excused from the prompt payment of Annual Basic Rent, additional rental or other payments. It shall be a condition of Tenant’s right to claim an extension that Tenant notify Landlord, in writing, within 10 days after the occurrence of the cause, specifying the nature of the cause and the period of time necessary for performance.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD:

CROCKER MIZNER PARK IV, LTD., a Florida limited partnership

By: Mizner Park Holdings IV, LLC, a Delaware limited liability company, its general partner

By: Mizner Park Venture, LLC, a Delaware limited liability company, its managing member

By: GGP-Mizner Park, LLC, a Delaware limited liability company, its managing member

By:	/s/ Kristen Pate
Authorized Signatory

CONSENT OF THE NON-MANAGING MEMBER (Non-GGP entity)

MIZNER MALL HOLDINGS, INC., the non- managing member of Mizner Park Venture, LLC

By:
Authorized Signatory

TENANT:

INmune Bio, Inc., a Nevada corporation

By:	/s/ David Moss
Authorized Signatory

SCHEDULE A

LEGAL DESCRIPTION OF THE BUILDING PROJECT

Parcel I (office/retail - SW building)

A portion of Block 3, BOCARATONE LAND COMPANY’S DEVELOPMENT, according to the plat thereof, as recorded in Plat Book 10, Page 24, of the Public Records of Palm Beach County, Florida, and portions of Blocks 6 and 7, RICKARDS SURVEY of a subdivision of the West one-half (W ½) of Section 20, Township 47 South, Range 43 East, as recorded in Plat Book 7, Page 34, of the Public Records of Palm Beach County, Florida, TOGETHER WITH: A portion of that certain street right-of-way now vacated between said Block 6 and 7, all more fully described as follows:

Commencing at the Southeast corner of Lot 5, of said Block 3, BOCARATONE LAND COMPANY’S DEVELOPMENT; thence North 00°08’37” East, along the East line of said Lot 5, a distance of 50.00 feet; thence North 89°13’54” West, on the North line of said Lot 5, a distance of 184.49 feet to a point on the East right-of-way line of Federal Highway; thence North 00°06’12” East, on said East right-of-way line, a distance of 150.65 feet; thence due East, a distance of 30.00 feet to the Point of Beginning; thence continuing due East, a distance of 260.00 feet; thence due North, a distance of 432.00 feet; thence due West, a distance of 260.00 feet; thence due South, a distance of 432.00 feet to the Point of Beginning.

Parcel II (office/retail - NW building)

Portions of Block 6, RICKARDS SURVEY of a subdivision of the West one-half (W ½) of Section 20, Township 47 South, Range 43 East, as recorded in Plat Book 7, Page 34, of the Public Records of Palm Beach County, Florida, more fully described as follows:

Commencing at the Southeast corner of Lot 5, of Block 3, BOCARATONE LAND COMPANY’S DEVELOPMENT, according to the plat thereof, as recorded in Plat Book 10, Page 24, of the Public Records of Palm Beach County, Florida; thence North 00°08’37” East, on the East line of said Lot 5, a distance of 50.00 feet; thence North 89°13’54” West, on the North line of said Lot 5, a distance of 184.49 feet to a point on the East right-of-way line of Federal Highway; thence North 00°06’12” East, on said East right-of-way line, a distance of 150.65 feet; thence due East, a distance of 290.00 feet; thence due North, a distance of 502.00 feet to the Point of Beginning; thence continuing due North, a distance of 434.00 feet; thence due West, a distance of 220.00 feet; thence due South, a distance of 13.05 feet; thence South 88°59’37” East, a distance of 111.49 feet; thence South 00°08’37” East, a distance of 90.02 feet; thence North 88°59’37” West, a distance of 111.72 feet; thence due South, a distance of 330.94 feet; thence due East, a distance of 220.00 feet to the Point of Beginning.

Parcel III (apartments/retail - NE building)

Portions of Blocks 6 and 7, RICKARDS SURVEY of a subdivision of the West one-half (W ½) of Section 20, Township 47 South, Range 43 East, as recorded in Plat Book 7, Page 34, of the Public Records of Palm Beach County, Florida, and that certain street right-of-way, now vacated, between said Blocks 6 and 7, more fully described as follows:

Commencing at the Southeast corner of Lot 5, of Block 3, BOCARATONE LAND COMPANY’S DEVELOPMENT, according to the plat thereof, as recorded in Plat Book 10, Page 24, of the Public Records of Palm Beach County, Florida; thence North 00°08’37” East, on the East line of said Lot 5, a distance of 50.00 feet; thence North 89°13’54” West, on the North line of said Lot 5, a distance of 184.49 feet to a point on the East right-of-way line of Federal Highway; thence North 00°06’12” East, on said East right-of-way line, a distance of 150.65 feet; thence due East, a distance of 470.75 feet to the Point of Beginning; thence continuing due East, a distance of 283.00 feet; thence due North, a distance of 936.00 feet; thence due West, a distance of 283.00 feet; thence due South, a distance of 936.00 feet to the Point of Beginning.

Parcel IV (Jacobson’s)

A portion of Parcel A, “MIZNER PARK”, according to the Plat thereof, as recorded in Plat Book 67, Page 69, of the Public Records of Palm Beach County, Florida, being more particularly described as follows:

Commencing at the Southwest corner of Section 20, Township 47 South, Range 43 East, Palm Beach County, Florida; thence N 88°58’27” E along the South line of said Southwest one-quarter (SW ¼), a distance of 1319.74 feet; thence N 01°47’13” W, a distance of 736.65 feet; thence S 88°12’47” W, a distance of 204.16 feet to the POINT OF BEGINNING; thence S 88°12’47” W, a distance of 192.00 feet; thence N 01°47’13” W, a distance of 240.00 feet; thence N 88°12’47” E, a distance of 192.00 feet; thence S 01°47’13” E, a distance of 240.00 feet to the POINT OF BEGINNING.

Parcel V (Mizner Park Office Tower)

The East one-half (E ½) of a portion of Block 7, RICKARDS SURVEY of a subdivision of the West one- half (W ½) of Section 20, Township 47 South, Range 43 East, as recorded in Plat Book 7, Page 34, of the Public Records of Palm Beach County, Florida, more fully described as follows:

Commence at the Southeast corner of Lot 5, Block 3, BOCARATONE LAND COMPANY’S DEVELOPMENT, according to the Plat thereof, recorded in Plat Book 10, Page 24, of the Public Records of Palm Beach County, Florida; thence on a grid bearing of N01°55’50”W, along the East line of said Lot 5, a distance of 50.00 feet; thence S88°58’53”W, along the North line of said Lot 5, a distance of 184.49 feet to a point on the East right-of-way line of Federal Highway; thence N01°41’01”W, along said East right-of-way line, a distance of 122.79 feet; thence N88°12’47”E, a distance of 763.74 feet; thence S01°47’13”E, a distance of 44.94 feet to the Point of Beginning; thence continue S01°47’13”E, a distance of 240.00 feet; thence S88°12’47”W, a distance of 240.00 feet; thence N 01°47’13”W, a distance of 240.00 feet; thence N88°12’47”E, a distance of 240.00 feet to the Point of Beginning.

Also described as follows:

The East one-half (E ½) of the following described property:

A portion of Parcel “A”, MIZNER PARK, according to the plat thereof, recorded in Plat Book 67, Page 68, of the Public Records of Palm Beach County, Florida, being more particularly described as follows:

Commence at the Southeast corner of Lot 5, Block 3, BOCARATONE LAND COMPANY’S DEVELOPMENT, according to the plat thereof, recorded in Plat Book 10, Page 24, of the Public Records of Palm Beach County, Florida, as shown on said MIZNER PARK PLAT; thence N01°55’50”W, along the East line of said Lot 5, a distance of 50.00 feet; thence S88°58’53”W, along the North line of said Lot 5, a distance of 184.49 feet to a point on the East right-of-way line of Federal Highway; thence N01°41’01”W, along said East right-of-way line, a distance of 122.79 feet; thence N88°12’47”E, a distance of 763.74 feet; thence S01°47’13”E, a distance of 44.94 feet to the Point of Beginning; thence continue S01°47’13”E, a distance of 240.00 feet; thence S88°12’47”W, a distance of 240.00 feet; thence N01°47’13”W, a distance of 240.00 feet; thence N88°12’47”E, a distance of 240.00 feet to the Point of Beginning.

SCHEDULE “A-1”

Parcel V (Mizner Park Office Tower)

The East one-half (E ½ ) of a portion of Block 7, RICKARDS SURVEY of a subdivision of the West one-half (W ½) of Section 20, Township 47 South, Range 43 East, as recorded in Plat Book 7, Page 34, of the Public Records of Palm Beach County, Florida, more fully described as follows:

Commence at the Southeast corner of Lot 5, Block 3, BOCARATONE LAND COMPANY’S DEVELOPMENT, according to the Plat thereof, recorded in Plat Book 10, Page 24, of the Public Records of Palm Beach County, Florida; thence on a grid bearing of N01°55’50”W, along the East line of said Lot 5, a distance of 50.00 feet; thence S88°58’53”W, along the North line of said Lot 5, a distance of 184.49 feet to a point on the East right-of-way line of Federal Highway; thence N01°41’01”W, along said East right-of-way line, a distance of 122.79 feet; thence N88°12’47”E, a distance of 763.74 feet; thence S01°47’13”E, a distance of 44.94 feet to the Point of Beginning; thence continue S01°47’13”E, a distance of 240.00 feet; thence S88°12’47”W, a distance of 240.00 feet; thence N 01°47’13”W, a distance of 240.00 feet; thence N88°12’47”E, a distance of 240.00 feet to the Point of Beginning.

Also described as follows:

The East one-half (E ½) of the following described property:

A portion of Parcel “A”, MIZNER PARK, according to the plat thereof, recorded in Plat Book 67, Page 68, of the Public Records of Palm Beach County, Florida, being more particularly described as follows:

Commence at the Southeast corner of Lot 5, Block 3, BOCARATONE LAND COMPANY’S DEVELOPMENT, according to the plat thereof, recorded in Plat Book 10, Page 24, of the Public Records of Palm Beach County, Florida, as shown on said MIZNER PARK PLAT; thence N01°55’50”W, along the East line of said Lot 5, a distance of 50.00 feet; thence S88°58’53”W, along the North line of said Lot 5, a distance of 184.49 feet to a point on the East right-of-way line of Federal Highway; thence N01°41’01”W, along said East right-of-way line, a distance of 122.79 feet; thence N88°12’47”E, a distance of 763.74 feet; thence S01°47’13”E, a distance of 44.94 feet to the Point of Beginning; thence continue S01°47’13”E, a distance of 240.00 feet; thence S88°12’47”W, a distance of 240.00 feet; thence N01°47’13”W, a distance of 240.00 feet; thence N88°12’47”E, a distance of 240.00 feet to the Point of Beginning.

SCHEDULE A-2

PREMISES

SCHEDULE A-3

RESERVED GARAGE SPACES

SCHEDULE C

RULES AND REGULATIONS

1. Tenant shall not obstruct the Common Area, and the sidewalks, driveways, and other public portions of the Building Project (herein “Public Areas”) and such Public Areas shall not be used for any purpose other than ingress and egress to and from its Premises. Fire exits and stairways are for emergency use only, and they shall not be used for any other purpose.

2. No awnings or other Building Projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to, hung in, or used in connection with any window or door of the Premises.

3. Except as otherwise provided in the Lease, no sign, insignia, advertisement, lettering, notice or other object shall be exhibited, inscribed, painted or affixed by Tenant on any part of the exterior or interior of the Premises or the Building.

4. No bicycles, vehicles, animals (except seeing eye dogs), fish or birds of any kind shall be brought into or kept in or about the Premises.

5. Nothing shall be done which would impair or interfere with any of the HVAC, plumbing, electrical, structural components of the Building. No flammable, combustible or explosive fluid, chemical or substance may be kept on the Premises.

6. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in locks or the mechanism thereof. Tenant shall, upon the termination of the Lease, turn over to Landlord all keys to stores, offices and restrooms. In the event of the loss of any keys furnished by Landlord, Tenant shall pay to Landlord the cost of replacement locks and Tenant hereby agrees to pay said cost to Landlord, as Additional Rent, promptly upon demand.

7. No delivery or moving of any safes, freight, furniture, packages, boxes, crates or any other such object shall take place between 8:30 a.m. and 5:30 p.m., Monday through Friday.

No hand trucks shall be used for such moving activities except for those equipped with rubber tires and side guards.

8. Tenant shall not use or occupy its Premises, or permit any portion thereof to be used or occupied for any use which constitutes a nuisance, or is hazardous, or, in Landlord’s opinion, likely to injure the reputation of a first-class building.

9. Tenant shall turn off all lights, copying machines and other electrical equipment when the Premises are vacant. All entrance doors in Tenant’s Premises shall be kept locked when not in use. Entrance doors shall not be left open at any time.

10. If Tenant shall request Landlord to perform any work on the Premises or Building Project, Tenant shall make such request at the management office for the Building. Tenant shall not request employees of Landlord to perform any work or do anything outside of their regular duties, unless under special instructions from Landlord.

11. Canvassing, soliciting and peddling in the Building or the Building Project are prohibited and Tenant shall cooperate to prevent the same.

12. Tenant shall not cause or permit any odors of cooking or other processes, or any unusual or objectionable odors, to emanate from its Premises which would annoy other tenants or create a public or private nuisance. No cooking shall be done in Tenant’s Premises, except for a household microwave oven or as is expressly permitted in the Lease.

13. No contract of any kind involving the care and maintenance of the Premises shall be entered into by Tenant without the prior written consent of Landlord. Further, no vending machine of any kind shall be installed in the Building or on or about the Building Project without the prior written consent of Landlord.

Landlord shall not be responsible to Tenant for any loss of property from its Premises however occurring, or for any damage done to the effects of Tenant by Landlord’s janitors or any of its employees, or by any other person or any other cause.

14. All electrical work must be in accordance with code and is subject to Landlord’s review and approval.

15. Landlord hereby reserves to itself any and all rights not granted to Tenant hereunder, including, but not limited to, the following rights which are reserved to Landlord for its purposes in operating the Building or the Building Project:

(a) the exclusive right to use of the name of the Building or the Building Project for all purposes, except that Tenant may use the name as its business address and for no other purpose;

(b) the right to change the name or address of the Building or the Building Project, without incurring any liability to Tenant for so doing;

(c) the right to install and maintain a sign or signs on the exterior of the Building;

(d) the exclusive right to use the roof of the Building;

(e) the right to limit the space on the directory of the Building to be allotted to Tenant; and

(f) the right to grant anyone the right to conduct any particular business or undertaking in the Building.

16. Tenant and its employees shall park their cars only in those portions of the parking area designated by Landlord.

17. Tenant shall not permit undue accumulations of garbage, trash, rubbish or any other refuse, and will keep such refuse in proper containers in the interior of the Tenant’s Premises or other places designated by the Landlord.

18. Tenant shall not conduct or permit any bankruptcy sales, unless directed by order of a court of competent jurisdiction, or any fictitious fire or going out of business sale.

19. Landlord shall have the right to close and securely lock the Building during generally accepted holidays and during such other times as Landlord may, in its sole discretion, deem advisable for the security of the Building and its tenants. Landlord shall give Tenant twenty-four (24) hours notice before so closing and securely locking the Building except in an emergency.

20. Landlord reserves the right to rescind, alter, waive or add any rule or regulation at any time prescribed for the Building when Landlord deems it necessary or desirable for the reputation, safety, character, security, care, appearance or interests of the Building, the preservation of good order therein, the operation or maintenance of the Building or the equipment thereof, or the comfort of tenants or others in the Building. No rescission, alteration, waiver or addition of any rule or regulation with respect to one tenant shall operate as a rescission, alteration or waiver in respect of any other tenant.